EXHIBIT 10.08
INTERCONNECTION AGREEMENT
of

July 19, 1966

Between

EL PASO ELECTRIC COMPANY
And
PUBLIC SERVICE COMPANY OF NEW MEXICO

TABLE OF CONTENTS

INTERCONNECTION AGREEMENT

		Page
	Explanatory Recitals	1

Section 1	Cooperation in Development	2
	and Operation
Section 2	Facilities to be Provided	2
Section 3	Service Schedules	4
Section 4	Committees	5
Section 5	Conditions of Interconnected	8
	Operations
Section 6	Metering	13
Section 7	Settlements	14
Section 8	General Provisions	15
Section 9	Term	20
Section 10	Applicable Law	21

	SERVICE SCHEDULE A

	TRANSMISSION SERVICE AND CONTINGENT CAPACITY EXCHANGE

		Page
Section 1	Purpose	1
Section 2	Term	1
Section 3	Transmission Service for El Paso	2
Section 4	Transmission Service for New Mexico	2
Section 5	Contingent Capacity for New Mexico	4

	SERVICE SCHEDULE B

	ENERGY INTERCHANGE AND SPINNING RESERVE INTERCHANGE

		Page
Section 1	Purpose	1
Section 2	Term	2
Section 3	Supply of Energy Interchange	3
Section 4	Supply of Spinning Reserve	5
Section 5	Definitions	7
Section 6	Settlements for Energy Interchange	11
Section 7	Settlements for Spinning Reserve	12

	SERVICE C

	RESERVE CAPACITY AND RECIPROCAL EMERGENCY ASSISTANCE

		Page
Section 1	Purpose	1
Section 2	Term	2
Section 3	Definition	2
Section 4	Reserve Capacity	7
Section 5	Reciprocal Emergency Assistance	9
Section 6	Responsibility of Committees	10

INTERCONNECTION AGREEMENT
This INTERCONNECTION AGREEMENT, entered into as of 19th day  July  of 1966, between El Paso Electric Company (herein called "El Paso"), a Texas Corporation, and Public Service Company of New Mexico (herein called "New Mexico"), a New Mexico Corporation,
WITNESSETH:
WHEREAS, El Paso owns and operates an electric system serving in parts of the State of Texas and the State of New Mexico, and New Mexico owns and operates an electric system serving in a part of the State of New Mexico; and
WHEREAS, the parties are presently interconnected by means of the 115 KV transmission system of the Bureau of Reclamation's Rio Grande Project and are members of the New Mexico Power Pool operating under that certain Agreement, identified by the Bureau of Reclamation as Contract No. 14-06-500-254, dated October 3, 1956; and,
WHEREAS, the parties, together with others, are planning to participate in the ownership and operation of two 755 MW (nameplate) generating units to be installed at the Four Corners Generating Station of Arizona Public Service Company under terms and conditions of that certain Letter of Intent dated April 26, 1965, as amended by Supplement No. l dated May 12, 1965, and Supplement No. 2 dated June 11, 1965, hereinafter referred to as the Four Corners Project; and,
WHEREAS, the parties desire to establish a direct interconnection between their respective systems to provide for delivery of El Paso's en-

titlement of power from the Four Corners Project over New Mexico's existing and proposed transmission system and to make possible a substantial degree of coordination in the development and operation of their respective electric systems;
NOW THEREFORE, IT IS AGREED:

SECTION l
COOPERATION IN DEVELOPMENT AND OPERATION

1.1
The provisions of this Interconnection .Agreement relate to the establishment of a direct interconnection between the electric systems of the parties, to cooperation in development and operation of the two systems, to sale or exchange of power and interchange of energy between the parties, to mutual emergency assistance, and to transmission service between the parties. Each party will comply with said provisions and assume and fulfill the responsibilities herein assigned to it.

1.2
The parties, through authorized representation, will regularly consult with each other and cooperate as to planning of system power sources and transmission networks, and as to maintaining coordination in operations and realizing the benefits attainable therefrom.

SECTION 2
FACILITIES TO BE PROVIDED

2.	Interconnection Sites - Interconnection points between the two parties will be as follows:

(A)	Albuquerque - At New Mexico's 345 KV bus at its West Mesa

Switching Station.

(B)	Las Cruces - At the point at which El Paso's 115 KV System is connected to the 115 KV System of the United States Bureau of Reclamation.

(C)	Four Corners Project - At the 345 KV Switchyard, wherein El Paso and New Mexico, among others, respectively own undivided interests as tenants in common, and

(D)	Future Provision - at a point on El Paso's 115 KV transmission system, at or near Hatch, New Mexico, to be mutually agreed upon.

2.2
Facilities to be Provided by El Paso - El Paso will construct, own and operate· and maintain a 345 KV transmission line from its Newman Generating Station in Texas to the Albuquerque interconnection site, a distance of approximately 240 miles. El Paso will provide and maintain terminal facilities including breakers, disconnects, metering and relaying equipment, reactors and other appurtenances at the Newman Station, and the required line reactors at the West Mesa Switching Station. Said facilities shall be constructed and placed in service by El Paso on or before April l, 1969, unless completion at such time be prevented by uncontrollable forces.

2.3
Facilities to be Provided by New Mexico - New Mexico at the present time has a 230 KV transmission line extending from its West Mesa Switching Station to the existing 230 KV bus structure of the Four Corners Generating Station of Arizona Public Service

Company. In addition, New Mexico, in connection with the Four Corners Project and this Interconnection Agreement will construct, own, and operate the following additional facilities:

(i)
Two 345 KV transmission lines with necessary terminal and accessory facilities extending from its West Mesa Substation to a point of interconnection to the 345 KV switchyard of the Four Corners Project, a distance of approximately 160 miles for each transmission line. New Mexico agrees to complete the first 345 KV transmission line on or before April 1, 1969, and the second 345 KV transmission line on or before April l, 1970, unless construction at such times be prevented by uncontrollable forces.

(ii)
New Mexico will provide a line bay in its 345 KV West Mesa Switching Station together with related terminal facilities (breakers, disconnects, metering and relaying equipment and appurtenances) for attachment of El Paso's 345 KV line and suitable space at the West Mesa Switching Station for El Paso's line reactors.

SECTION 3
SERVICE SCHEDULES

3.1
It is contemplated by the parties that they will from time to time effect specific arrangements for various reciprocal services and for interim sales of power, and that such specific arrangements will be incorporated in service schedules which, upon their execution by authorized representatives, will become parts of this Interconnection Agreement for the respective periods to which, by their terms, they are applicable.

3.2	The following service schedules, agreed to initially are hereby made parts hereof:
Service Schedule A - Transmission Service and Contingent
Capacity Exchange
Service Schedule B - Energy Interchange and Spinning
Reserve Interchange
Service Schedule C - Reserve Capacity & Reciprocal
Emergency Assistance

SECTION 4
COMMITTEES

4.1
As a means of securing effective cooperation in system planning and of dealing on a prompt and orderly basis with the various operating and technical problems which arise in connection with delivery of power, reciprocal services and system coordination under changing conditions, the parties will establish a "Coordination Committee" and an "Operating Committee," each charged with certain responsibilities hereunder.

4.2
Coordination Committee - The Coordination Committee shall consist of two representatives, one designated by each party, and each such representative shall be authorized by the party by whom he is designated to act on its behalf with respect to those matters herein provided to be responsibilities of the Coordination Committee. The functions and responsibilities of the Coordination Committee shall be:

(i)	to establish general policies to be followed in coordination of the operation of the electric systems of the parties (consistent with the provisions of this agreement),

(ii)	to review periodically the prospective aggregate power requirements of the two systems, to arrange for investigations with respect to additional power sources and related transmission facilities, including possible additional interconnections with other systems, in order to provide for such aggregate power requirements in a manner consistent with overall effectiveness and economy, and to present recommendations as to such matters to the parties,

(iii)	to exercise general supervision and guidance over the Operating Committee,

(iv)	to consider and act upon matters referred to the Coordination Committee by the Operating Committee, and

(v)
to do such other things as are provided for herein and as may be specified from time to time by the parties; provided that the Coordination Committee shall have no authority to modify any of the provisions of this agreement except as provided in Section C6.3. Any decision or agreement by the Coordination Committee shall be effective when signed by both members of the Committee. Each party will notify the other party promptly of the designation of its representatives on the Coordination Committee and of any subsequent change in such designation. Either party may designate an alternate or substitute to act as its representative on the Coordination Committee on specified occasions or with respect to specified matters.

4.3
Operating Committee - The Operating Committee shall consist of four representatives, two designated by each party, and each such representative shall be authorized on behalf of the party designating him to act with respect to those matters herein provided to be responsibilities of the Operating Committee. The functions and responsibilities of the Operating Committee shall be:

(i)
to establish procedures and standard practices (consistent with the provisions hereof) for the guidance of load dispatchers and other operating employees as to matters affecting interconnected operations of the respective systems, delivery of power, interchange of energy, reciprocal emergency assistance, and other similar operating matters.

(ii)	to establish procedures and standard practices as to determinations of costs and expenses and energy losses in connection with inter-system transactions hereunder,

(iii)	to establish detailed arrangements for metering, communication and control facilities,

(iv)	to bring to the attention of the Coordination Committee matters needing its attention, and

(v)
to do such other things as are provided for herein; provided that the Operating Committee shall have no authority to modify any of the provisions of this agreement except as provided in Sections c6.1 and c6.2.

The establishment of any procedure or practice and any other action or determination by the Operating Committee, within the scope of the Operating Committee's responsibility, shall be effective when signed by at least one designated representative of each of the parties. Each party will notify the other party promptly of the designations of its representatives on the Operating Committee and of any subsequent changes in such designations.

4.4
Disagreements - If the Operating Committee shall disagree as to any action to be taken or decision to be made, or as to the need for taking any action or making any decision, or as to whether any matter is within the scope of the Operating Committee's responsibilities hereunder, the question or questions at issue shall be referred to the Coordination Committee for its action or instructions.

SECTION 5
CONDITIONS OF INTERCONNECTED OPERATIONS

5.1	Parallel Operations - The electrical systems of the parties shall to the extent feasible normally be operated in parallel

(i)	at the aforesaid interconnection sites, and

(ii)
at indirect· interconnection points through facilities of third parties, where third party arrangements require such parallel operation, or where third party arrangements permit such parallel operation and the Operating Committee shall determine that such parallel operation is a desirable practice. It is the intent of the parties that their respective systems shall operate in parallel with the Rio Grande Project Power System of the United States. It is the intent of the parties that their systems shall normally be operated as fully interconnected as may be necessary or convenient to achieve operating economies and to protect quality and reliability of service to consumers. Deviations from normal parallel operation may be made as directed by the Operating Committee, or as provided for in standard practices adopted by the Operating Committee, or as may under special temporary conditions be arranged between the respective load dispatchers.

5.2
Outage Schedules - The parties will cooperate in scheduling the times and durations of removal from service of major generating units and important transmission circuits for inspection, maintenance or repair, to the end that hazard to or interference with service to consumers will be minimized. The arranging of such coordinated schedules shall be a responsibility of the Operating Committee.

5.3
Communication and Control Facilities - The types and arrangement of inter-system communication facilities for load dispatcher and system operations, of equipment for the line load control, and of relay equipment for control of interconnection circuits shall be in accordance with recommendations of the Operating Committee, and the operating procedures in connection therewith shall be in accordance with standard practices from time to time established by the Operating Committee.

5.4
Electrical Disturbances - Each party will, insofar as practicable, so construct, operate and maintain its system and facilities as to avoid or minimize the likelihood of a disturbance originating from its system which might cause impairment of service in the system of the other party.

5.5
Frequency - Insofar as interconnected system frequency is within the control of the parties, it shall be a responsibility of the Operating Committee to establish operating arrangements for maintaining frequency within limits satisfactory for the types of loads served by the two systems.

5.6
Voltage - Variations and fluctuations in voltage at the interconnection sites shall be kept within limits which will minimize adverse effects upon operation of either system or upon service supplied by either system. The respective responsibilities of the parties with respect to voltage control shall be in accordance with standard practices established from time to time by the Operating Committee.

5.7
Reactive Kilovolt-Amperes - Except as may be provided in a service schedule hereunder or as may be arranged in specific cases by the Operating Committee, neither party shall be entitled to receive kilovars from the other party or obligated to supply kilovars to the other party. Each party will cooperate with the other party to minimize unintended flow of kilovars between the systems. It shall be within the responsibility of the Operating Committee to adopt standard practices for scheduling flow of kilovars between the systems under conditions when there may be a mutual advantage from such flow and for controlling or limiting unscheduled kilovar flow.

5.8
Scheduling of Power Deliveries - The Operating Committee shall arrange for all power transactions hereunder to be accounted for on the basis of amounts scheduled between the respective load dispatchers. Arrangements made therefor· by the Operating Committee shall provide that the respective load dispatchers will maintain in duplicate a running record of deviations from aggregate schedules, and that such cumulative deviations will be compensated for by opposite deviations made as promptly as practicable, provided that such compensatory deviations are to be made under generally similar load and resource conditions or to be subject to adjustment factors to take account of differences in load and resource conditions between the time when initial deviations occur and the time when compensatory deviations are made.

5.9
Temporary Interchange Arrangements - In cases ·where, from time to time, there may be a mutual advantage from sale or interchange of power between the parties upon a basis not provided for in any service schedule then in effect and the circumstances are such that arrangements must be made promptly in order to realize such advantage, or in cases of emergency or of temporary and unusual operating conditions, temporary arrangements for individual transactions or classes of transactions may be made by the Operating Committee; provided, however, that no continuing commitment involved in any arrangement so made at any time by the Operating Committee shall extend for a longer period than thirty (30) days.

5.10
    Substitute Power Deliveries - It shall be within the responsibility of the Coordination Committee to approve and put into effect arrangements whereby in specific cases or classes of cases and under specific conditions an amount of power or energy provided in any service schedule hereunder to be delivered by one party to the other party, or to be received by one party from the other party, may be delivered to or received from a third party for the account of the party originating such substitute transaction. In such a substitute transaction the arrangements shall be such that only the party originating the transaction shall be involved in money settlements with the third party.

5.11
Operating Data - Each party will make available to the other party operating data with respect to effective capacities of generating units and transmission circuits, incremental costs of power sources, current and estimated future loads of its electric system and sections thereof, and similar matters, to the extent that such data may from time to time be needed by the Coordination Committee or the Operating Committee in the discharge of their responsibilities hereunder or may be needed in connection with load dispatching and energy accounting for transactions hereunder.

SECTION 6
METERING

6.1
Metering Facilities - Arrangements with respect to locations, type and ownership of metering facilities required for purposes of control of or settlements for power transactions hereunder shall be in accordance with any specific provisions of the service schedules covering such power transactions, and otherwise shall be a responsibility of the Operating Committee. The owner of a metering installation, the registrations of which are important in connection with settlements for transactions hereunder, upon request of the other party, will make available suitable space and facilities for installation of check metering.

6.2
Testing and Reading of Meters - Metering equipment owned by either party, the registrations of which are involved in settlements for transactions hereunder, shall be inspected and tested by the owner at annual intervals or at such shorter intervals as may be directed by the Operating Committee, and any inaccuracy disclosed by such tests shall be corrected promptly by the owner. Additional inspections and tests at particular installations shall be made by the owner upon request of the other party. Representatives of the other party shall be afforded opportunity to be present at all official inspections and tests. If at any test a meter shall be found to be inaccurate by more than one per cent, fast or slow, an adjustment shall be made in settlements between the parties to compensate for the effect of such inaccuracy over a period equal to one-half of the time elapsed since the meter was installed, or one-half of the time elapsed since the previous test, whichever is later. All adjustments due to inaccurate meters shall be limited to the preceding six months. If at any time a meter should fail to register, its registration for billing purposes shall be based upon records of check meters if available; or otherwise upon the best obtainable data. Arrangements with respect to meters belonging to others than the parties hereto, the registrations of which may be involved in settlements for transactions hereunder, shall be a responsibility of the Operating Committee.

SECTION 7
SETTLEMENTS

7.1
Accounting Period - The accounting period for transactions hereunder shall be one month. Such one-month period shall be a calendar month unless the Coordination Committee shall specify a different one-month period.

7.2
Billing and Payment - Except as otherwise provided in a service schedule, bills for amounts payable for any month shall be due on the 19th day of the succeeding month or on the 5th day after receipt of bill, whichever be later. To such extent as may be approved by the Coordination Committee, bills for a current month may be rendered on the basis of estimated data with corrective adjustment being made with the bill rendered for the succeeding month. Payment shall be made at such office of the party to which payment is due as that party shall designate by written notice. Amounts not paid on or before the due date shall be payable with interest accrued at the rate of 0.5 per cent compounded monthly from the due date to the date of payment.

7.3
Disputed Bills - In case a portion of any bill be in dispute, the undisputed amount shall be paid when due, and the remainder, if any, upon determination of the correct amount, shall be paid promptly after such determination with interest accrued at the rate of 0.5 per cent compounded monthly from the original due date.

SECTION 8
GENERAL PROVISIONS

8.1
Uncontrollable Forces - No party shall be considered to be in default in respect of any obligation under this agreement if prevented from fulfilling such obligation by reason of uncontrollable forces, the term "uncontrollable forces" being deemed to mean any cause which is beyond the control of the party affected, including, but not limited to injunction, fire, strike, riot, explosion, flood, accident, break-down, Acts of God or a public enemy, or other acts or conditions beyond Company's control, or interruption, irregular or defective service as the result of the ordinary negligence of any employee, servant or agent of the Company, or as a result of the voluntary cooperation by the Company in any method of operation, or in any program recommended or requested by civil or military authorities during a national, state or local emergency, the Company shall not be liable to the other party hereunder. Furthermore, each party shall not be liable for damages occasioned by interruption of service when such interruptions are necessary to make repairs or changes in the Company's equipment and facilities. Each party hereby expressly waives its right to assert claims against the other party for damages caused by any interruption, irregularity, defect or failure described in this paragraph. Nothing contained herein shall be construed to obligate a party to forestall or settle a strike against its will.

8.2
Arbitration - In the event the parties acting through their representatives on the Coordination Committee, are unable to reach agreement with respect to a matter arising hereunder in regard to which such agreement is necessary or in the event any dispute between the parties should arise under this agreement, either of the parties may call for submission of such matter or dispute to arbitration in the manner hereinafter set forth, which call shall be binding upon the parties.

The party calling for arbitration shall give written notice to the other party, setting forth in such notice in adequate detail the nature of the dispute, the amount or amounts, if any, involved in such dispute, and the remedy sought by such arbitration proceedings, and, within twenty (20) days from receipt of such notice the other party involved may, by written notice to the first party, prepare its own statement of the matter at issue and set forth in adequate detail additional related matters or issues to be arbitrated. Thereafter, the party first submitting its statement of the matter at issue shall have ten (10) days in which to submit a rebuttal statement, copies of which shall be given to the other party.
Within ten (10) days following the submission of the rebuttal statement, the parties, acting through their representatives on the Coordination Committee, shall meet for the purpose of selecting arbitrators. Each party shall designate an arbitrator. The arbitrators so selected shall meet within twenty (20) days following their selection and shall select an additional arbitrator. If the arbitrators selected by the parties, as herein provided, shall fail to select an additional arbitrator within said twenty (20) day period, then the arbitrators shall request a list of arbitrators from the American Arbitration Association. The arbitrators selected by the parties shall take turns striking names from the list of arbitrators furnished by the American Arbitration Association and the last name remaining on said list shall be the additional arbitrator. The arbitrators shall be persons skilled and experienced in the field which gives rise to the dispute and no person shall be eligible for appointment as an arbitrator who is an officer, employee, shareholder of, or otherwise interested in any of the parties to the dispute or in the matter to be arbitrated.
Except as otherwise provided in this Sub-section 8.2 the arbitration shall be governed by the rules and practice of the American Arbitration Association (or the rules and practice of a similar organization if the American Arbitration Association should not at that time exist) from time to time in force, except that if such rules and practice, as modified herein, shall conflict with the New Mexico Rules of Civil Procedure or any other provision of New Mexico law then in force, such New Mexico rules and provisions shall govern.

In addition to the questions which may be submitted to arbitration pursuant to this Sub-section 8.2, the parties shall submit to arbitration in the manner herein provided all questions as to whether the right to arbitrate exists.
The arbitrator shall hear evidence submitted by the respective parties and may call for additional information, which additional information will be furnished by the party having such information.
This agreement to arbitrate shall be specifically enforceable, and the award of the arbitrator shall be final and binding upon the parties to the extent provided by the laws of New Mexico. Any award may be filed with the Clerk of any Court having jurisdiction over the parties or any of them against whom the award is rendered, and, upon such filing, such award, to the extent permitted by the laws of the jurisdiction in which said award is filed, shall be specifically enforceable or shall form the basis of a declaratory judgment or other similar relief.
The fees and expenses of the arbitrators shall be shared equally by the parties unless the decision of the arbitrators shall specify some other apportionment of such fees and expenses. All other expenses and costs of the arbitration shall be borne by the party incurring the same.
In the event that any party shall attempt to institute or to carry out the provisions herein set forth in regard to arbitration, and such party shall not be able to obtain a valid and enforceable arbitration decree, such party shall be entitled to seek legal remedies in a Court having jurisdiction in the premises, and the provisions in this agreement referring to decisions of a Board of Arbitration shall be then deemed applicable to final decisions of such Court.

8.3
Waivers - A waiver at any time by a party of its rights with respect to a default under this agreement, or with respect to any other matter arising in connection with this agreement, shall not be deemed a waiver with respect to any subsequent default or matter. No delay, short of the statutory period of limitations, in asserting or enforcing any right hereunder shall be deemed a waiver of such right.

8.4
Notices - Any formal notice, demand or request provided for in this agreement, or given or made in connection with this agreement, shall be deemed to be properly given or made if personally delivered or telegraphed or sent by registered or certified mail, postage prepaid, to the person specified below:

To or upon New Mexico –

The Secretary of the Company
Post Office Box 2267
Albuquerque, New Mexico

To or upon El Paso –

The Secretary of the Company
Post Office Box 982
El Paso, Texas

A party may at any time change by written notice the designation or the address of the person so specified. This paragraph does not apply to notices and requests of a routine character in connection with delivery or receipt of power or in connection with operation of facilities, which shall be given in such manner as the Operating Committee from time to time shall arrange.

8.5	Regulatory Authorities - This contract, including the tariff made a part hereof, shall at all times be subject to such changes or modifications as shall be ordered from time to time by any legally constituted regulatory body having jurisdiction to require such changes or modifications.

8.6	Successors and Assigns - This agreement, including service schedules hereunder, shall be binding upon and inure to the benefits of the respective successors and assigns of the parties.

SECTION 9
TERM

9.1
Effective Date - This agreement shall become effective upon the date of obtaining any necessary approval by or effecting any necessary filing with such regulatory authority or authorities as may initially have jurisdiction hereover.

9.2	Duration - This agreement, after becoming effective, shall continue in effect indefinitely unless and until terminated as hereinafter provided. In case at any time

(i)	No service schedule is in effect hereunder, and

(ii)	No new service schedule has been executed to become effective at a future date, and

(iii)	No new service schedule is the subject of bona fide negotiation between the parties, this agreement shall be terminable as of such time, and either party may declare it to be terminated by notice given thirty (30) days in advance of the termination date specified in such notice.

SECTION 10
APPLICABLE LAW

This agreement shall be construed and interpreted in accordance with the laws of the State of New Mexico.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers and their corporate seals to be affixed, all as of the day and year first herein written.

PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
PRESIDENT

Attest:

/s/ [ILLEGIBLE]

EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]
SECRETARY

SERVICE SCHEDULE A
TRANSMISSION SERVICE AND CONTINGENT CAPACITY EXCHANGE

SERVICE SCHEDULE A
TRANSMISSION SERVICE AND CONTINGENT CAPACITY EXCHANGE

This Service Schedule A is agreed upon as a part of the Interconnection Agreement between El Paso Electric Company and Public Service Company of New Mexico.

SECTION 1
PURPOSE

A1.1
The purpose of this Service Schedule is, (i) to provide capacity in New Mexico transmission facilities for use by El Paso in transmitting electric power and energy between the Four Corners Project and the Albuquerque Interconnection Site: (ii) to provide for future use by New Mexico of existing and proposed El Paso transmission facilities under terms of the Interconnection Agreement; and (iii) to provide for contingent capacity by El Paso to New Mexico.

SECTION 2
TERM

A2.1
This Service Schedule shall become effective concurrently with the Interconnection Agreement and shall remain in effect unless terminated, modified, or superseded by mutual agreement, for a period of 35 years from the date of firm operation of Unit 5 of the Four Corners Project; provided, however, that transmission service as provided under Sections 3 and 4 of this Service Schedule, shall not be initiated prior to the date of initial start-up of Unit No. 4 of the Four Corners Project.

SECTION 3

TRANSMISSION SERVICE FOR EL PASO

A3.1
Commencing with the date of initial start-up of Unit No. 4 of the Four Corners Project, New Mexico will provide capacity in its transmission system, between the Four Corners Project and the Albuquerque Interconnection Site in amounts which El Paso may from time to time require up to a maximum of seven percent (7%) of the actual net capability of the Four Corners Project, or such greater amount as may be mutually agreed upon between the parties.

A3.2
New Mexico shall accept power and energy scheduled by El Paso at the points described in Section A3.1 hereof and shall transmit and deliver such power and energy, less applicable positive or negative transmission losses, to the Albuquerque Interconnection Site, or to the Four Corners Project, for the account of El Paso in amounts up to a maximum input rate of seven percent (7%) of the net actual generating capability of the Four Corners Project or such greater amount as may be agreed upon. The Operating Committee shall establish suitable procedure for the scheduling and accounting of New Mexico's deliveries to El Paso under this Service Schedule and shall determine transmission losses to be supplied by El Paso.

SECTION 4
TRANSMISSION SERVICE FOR NEW MEXICO

A4.1
Upon receipt of advance written notice of at least twelve months from New Mexico, El Paso will provide capacity in its transmission system between the Albuquerque Interconnection Site Point (A) and El Paso's 115 KV transmission system at or near

El Paso's existing point of connection to the U. S. Bureau of Reclamation near Las Cruces, New Mexico, Point (B), and/or at or near Hatch, New Mexico, Point (D), as may be mutually agreed upon by the parties. The amount of capacity will be specified in the notice but shall not exceed 25,000 kilowatts. In subsequent notices, New Mexico may increase its use of El Paso's transmission system up to a maximum or 25,000 kilowatts or may reduce or terminate its use of capacity in El Paso's transmission system.

A4.2	In the event New Mexico requests transmission service:

(i)	In amounts exceeding 25,000 kilowatts, to either interconnection points "B" or "D", individually and in cumulative, or

(ii)	to other interconnection point or points not specified herein, either condition subject to mutual consent, then, to the extent additional plant investment by El Paso is required for New Mexico's sole use, New Mexico, unless otherwise agreed upon by the parties, will pay a monthly wheeling charge of 1¼% of such additional investment during the period such facilities are to be used by New Mexico, but for not less than five years. In the event New Mexico requests transmission service to a point at or near Hatch, which service will require an investment by El Paso to increase the transmission capacity of existing lines prior to the time that such additional capacity will be required for El Paso's needs, then New Mexico will, unless otherwise agreed upon by the parties, pay a monthly wheeling charge of 1¼% of the required additional plant investment for a period to be mutually agreed upon.

A4.3
El Paso shall accept power and energy scheduled by New Mexico at the Albuquerque point of interconnection and shall transmit and deliver such power and energy, less applicable transmission losses, to points of' delivery designated by New Mexico in amounts up to the maximum capacity reserved for New Mexico's use under Sections A4.1 and/or A4.2 hereof. The Operating Committee shall establish suitable procedures for the scheduling and accounting of El Paso's deliveries to New Mexico under this service schedule and shall determine transmission losses to be supplied by New Mexico.

SECTION 5
CONTINGENT CAPACITY FOR NEW MEXICO

A5.l
As consideration for transmission service supplied hereunder to El Paso by New Mexico, El Paso agrees to provide contingent capacity for New Mexico in the amounts and under terms and conditions hereinafter set forth.

A5.2
Contingent Contract Demand - The amount of contingent capacity which, during any month El Paso is obligated to deliver or make available to New Mexico hereunder shall be amount hereinafter referred to as Contingent Contract Demand." The Contingent Contract Demand shall be equal to one-half of the difference between New Mexico's obligation to provide transmission service, as described in Section 3 of this Service Schedule, and any amount of transmission service being supplied to New Mexico by El Paso pursuant to Section 4 of this Service Schedule. El Paso's obligation hereunder to maintain and make available to New Mexico, the amount of contingent capacity represented by the Contingent Contract Demand shall be contingent to the extent herein provided, upon availability to El Paso in day-to-day and hour-to-hour operation of its electric system of the particular generating units named in paragraph A5·3. When one or more of said generating units are not so available, El Paso's obligation to provide contingent capacity shall be limited to the contingent capacity to be supplied from the particular unit or units available for operation by El Paso.

A5.3
Units Upon Which Capacity is Contingent - The particular units referred to in paragraph A5.2 and the contingent capacity to be supplied from each such unit shall, unless otherwise agreed upon by the parties be as follows:

One-half of the Contingent Contract Demand from Unit No. 6 of El Paso's Rio Grande Generating Station and one-half of the Contingent Contract Demand from Unit No. 7 of El Paso's Rio Grande Generating Station; provided, however, that it is the intent of the parties that the Contingent Contract Demand shall be supplied from generating units normally operated by El Paso in the conduct of its own day-to-day operations and the units named herein for contingent capacity shall be subject to change to newer generating units by mutual agreement of the parties as additional generating capacity is added to El Paso's resources.

A5.4
Delivery and Scheduling of Contingent Capacity - El Paso will deliver contingent capacity in amounts which New Mexico may from time to time require up to a maximum rate of delivery equal to the Contingent Contract Demand. Such deliveries shall be made at the Albuquerque Interconnection Site and/or the delivery points specified in Section A4.1 hereof; provided, that for purposes hereof, deliveries shall be measured from the 115 KV switchyard of the Rio Grande Generating Station, or the high voltage switchyard of any replacement units, and adjusted for appropriate transmission losses, either· positive or negative, applicable to the actual delivery point. The Operating Committee shall establish suitable procedures for the scheduling and accounting of El Paso's deliveries of contingent power and shall determine losses to be applicable to such deliveries.

A5.5
Energy Rate for Contingent Capacity - For energy supplied in connection with contingent capacity deliveries, El Paso will charge and New Mexico will pay on a monthly basis, an amount equal to the kilowatthours supplied multiplied by one hundred and ten percent (110%) of El Paso's base cost, as defined in paragraph B5.5 of Service Schedule·B, on Units 6 and 7 of its Rio Grande Generating Station or such other units as may be agreed upon by the parties; Provided, that energy deliveries made during the interim period as defined in a Paragraph A5.7 shall be paid for by New Mexico at a rate equal to 110% of El Paso's actual base cost as previously defined, but not restricted to Units 6 and 7 of El Paso's Rio Grande Generating Station.

A5.6
Scheduling of Shutdowns - In order to minimize adverse effects upon New Mexico's system due to suspension of delivery of contingent capacity arising from unavailability of the generating units specified in Paragraph A5.3 hereof, El Paso will cooperate with New Mexico in scheduling planned shutdowns of said generating units for inspection, maintenance or repairs so that such shutdowns, to the extent reasonably possible, will be at times least likely to interfere with service to customers or to necessitate reliance upon reserve power sources with high operating costs and El Paso will give New Mexico any possible advance notice of forced shutdown of any of said generating units.

A5.7
Interim Delivery of Contingent Capacity - By mutual agreement of the parties, New Mexico may, by written notice or notices to El Paso, elect to receive contingent capacity deliveries during all or part of the period beginning with the effective date of this Service Schedule, and extending to the date of firm operation of Unit No. 4 of the Four Corners Project, and in such event said deliveries shall be considered in lieu of equivalent contingent capacity deliveries for a two year period following the date of firm operation of Unit No. 5 of the Four Corners Project, or for such longer period as may be required to offset contingent capacity deliveries by El Paso to New Mexico during the Interim Period. The notices to be provided by New Mexico, under terms of this Paragraph, shall specify the quantities and period for which advance deliveries of contingent capacity are requested and the equivalent reduction in contingent capacity deliveries during the latter period. Prior to the time that El Paso's transmission facilities to the Albuquerque Interconnection Site have been completed and placed in service, any advance deliveries of contingent capacity to New Mexico shall be made at the point at which the 115 KV transmission system of El Paso is attached to the 115 KV transmission system of the United States Bureau of Reclamation's Rio Grande Project at or near Las Cruces, New Mexico.

This Service Schedule A is agreed upon as of' the date of the Interconnection Agreement.
EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]
PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]

SERVICE SCHEDULE B
ENERGY INTERCHANGE AND SPINNING RESERVE INTERCHANGE

SERVICE SCHEDULE B
ENERGY INTERCHANGE AND
SPINNING RESERVE INTERCHANGE

This Service Schedule B is agreed upon as part of the Interconnection Agreement between El Paso Electric Company and Public Service Company of New Mexico.
SECTION 1
PURPOSE

B1.1
The purpose of this service schedule is to provide for energy interchange and spinning reserve interchange between the power systems of the parties and to establish terms and conditions for such interchange.

B1.2
The type of energy interchange primarily intended to be provided for herein is that type commonly known as economy energy interchange, which can be supplied from power sources available at the time which would not otherwise be fully utilized and which can be utilized by the receiver to reduce generation from more expensive units, to avoid starting generating units not in active service, to reduce or avoid more expensive energy purchases, and to avoid curtailing deliveries of secondary or interruptible power. It is not the intent of the parties that use of energy interchange hereunder shall be rigidly limited to situations where the energy received is a replacement or substitution for energy from an alternative source immediately available to the receiver. On the other hand, except in accordance with Service Schedule "C" or other reserve capacity arrangement, it is not intended by the parties that energy interchange shall be utilized by the receiver as a substitute for providing adequate power resources by power purchase or installation of generating facilities, or that either party shall be obligated to supply to the other party, as energy interchange hereunder, power or energy which it believes would be utilized by the receiver for such purpose.

B1.3
The type of interchange intended to be provided for herein as spinning reserve interchange is the occasional operation by one party of more spinning reserve capacity (synchronized generating capacity in excess of load being carried) than would be called for by conditions in its own system in order to make up for a deficiency of such spinning reserve capacity being operated at the time by the other party, when circumstances are such that an unbalance in proportions of spinning reserve is in the interest of overall economy or overall reliability in the combined systems of the parties. It is not intended by the parties that spinning reserve interchange hereunder shall be utilized by the receiver as a substitute for providing adequate power resources by power purchase or installation of generating facilities.

SECTION 2
TERM

B2.1
This Service Schedule shall become effective concurrently with the Interconnection Agreement and shall continue in effect for an initial period of five (5) years from the effective date, and thereafter until terminated by either party by notice to the other party given at least three (3) years in advance of the date of the termination designated in the notice; provided, however, that in the event of termination at any time of the Interconnection Agreement, this Service Schedule shall terminate simultaneously.
SECTION. 3
SUPPLY OF ENERGY INTERCHANGE

B3.1
Each party will keep the other party currently informed with respect to unutilized generating capacity in its system and other unutilized power sources which might be used for supplying energy interchange and with respect to the approximate base cost of such sources. Such information may be furnished by communications between load or system supervisors or through such other channels as the Operating Committee may arrange. The information shall be made available on a tentative basis sufficiently in advance to permit orderly formulation of load schedules.

B3.2
Each party will supply energy interchange when and as requested by the other party in amounts up to the otherwise unutilized capacity of its available power sources and transmission connections, subject to the following conditions:

(a)	That in the judgment of supplier, such supply will not result in impairment of or jeopardy to service in its system;

(b)	That no opportunities are available at the time for sale to third parties which would afford a better market; and

(c)	That, when energy interchange is being supplied, the supply may be discontinued at the supplier's discretion; and

(d)
That the net combined savings estimated from the energy interchange transaction will not be less than 0.25 mills per KWH or such other minimum as the Operating Committee may from time to time establish.

B3.3	Insofar as practicable, the supplier in energy interchange transactions will utilize for such purpose those otherwise unutilized power sources available at the time which have the lowest base cost.

B3.4
Each party shall be the judge as to the conditions under which it is economical and practicable for it to receive energy interchange, but neither party will refuse to receive energy interchange which would yield significant mutual savings without first giving careful consideration to all other factors involved, including such factors as minimum load on those generating units needed to be kept in operation, local area hazards arising from dependence upon transmission, minimum limits on purchases of power from certain sources, and minimum limits on purchases of fuel.

B3.5
Insofar as practicable, hourly schedules for energy interchange transactions shall be arranged between load or system supervisors on a tentative basis at least one day in advance, subject, if unforeseen circumstances arise, to later modification by verbal communication between load or system supervisors. The establishing of standard practices for scheduling of energy interchange shall be a responsi-

bility of the Operating Committee.

B3.6
Each party in the daily operation of its system will endeavor to carry out as consistently as possible any energy interchange scheduled, subject to unforeseen contingencies interfering with the scheduled operation of its power sources or affecting adequacy of service in its system.

B3.7
The delivery point for energy interchange shall be at the interconnection sites, subject to the provisions of Paragraph 5.10 of the Interconnection Agreement with respect to substitute power deliveries. Settlements in respect of energy interchange hereunder shall be based upon the amounts of energy interchange scheduled, hour by hour, between the respective load or system supervisors, except as the Operating Committee may arrange otherwise for any particular situations, including cases where schedules are inter- fered with by unforeseen contingencies.

SECTION 4
SUPPLY OF SPINNING RESERVE

B4.1
The daily scheduling of spinning reserve capacity in the systems of the parties shall be in accordance with standard practices established by the Operating Committee as to aggregate amount of spinning reserve, during heavy load hours and during other hours, to be provided in the combined systems, and as to the apportionment of this aggregate amount among specific generating units in the two systems. In day-to-day operation such apportionment shall be guided by considerations of

(i)	location of spinning reserve at points which are effective in securing overall reliability of service in the combined systems.

(ii)	economical sources for carrying spinning reserve, and

(iii)	availability and dependability of transmission capacity into local areas.

B4.2	The Operating Committee in establishing standard practices with respect to scheduling of spinning reserve, shall give consideration to the following factors:

(a)	As a normal minimum the aggregate amount of spinning reserve capacity to be scheduled for any period should be at least the greater of

(i)	an amount estimated to be sufficient to provide regulating margin and an allowance for actual aggregate power loads in excess of the loads estimated in the daily load schedules, or

(ii)
an amount reasonably related to the loss in aggregate load carrying ability which would result from forced shutdown of the largest single generating unit or transmission circuit scheduled to be in operation, due allowance being made for emergency assistance, if any, expected to be immediately available from third party systems;

(b)
The cost of starting up, for spinning reserve purposes, cold units not ordinarily operated, which might indicate the advisability of an occasional temporary scaling down of customary spinning reserve standards;

(c)	The extent to which either party deems it advisable for its system to be dependent upon spinning reserve in the system of the other party.
SECTION 5
DEFINITIONS

B5.1	As used in this service schedule, the terms set forth below shall have the meanings indicated.

B5.2
"Energy interchange" in relation to the supplying party means energy which such party obtains by increasing generation or energy purchases, or by decreasing energy deliveries to third parties, simultaneously with and for the purpose of delivering equivalent energy to the other party as energy interchange.

B5.3
"Energy interchange" in relation to the receiving party means energy which such party utilizes by decreasing or avoiding generation or other energy purchases, or by increasing deliveries to third parties, simultaneously with and as a result of receipt of equivalent energy interchange.

B5.4
"Base Cost" in general means a cost assigned for purposes of settlements hereunder to energy supplied as energy interchange. It is to be expressed in mills per kilowatt-hour delivered at interconnection points and is to comprise

(i)	the base cost of such energy at power resources as defined in paragraphs B5.5 and B5.6,

(ii)	the base cost of energy obtained by decreasing energy sales to third parties as defined in paragraph B5.7, and

(iii)	the base cost transmission allowance, if any, provided in paragraph B5.8.

B5.5	"Base Cost" as applied specifically to energy from thermal generating stations, in terms of net output at high voltage station buses, means the sum of

(i)	incremental fuel cost of the station or unit from which energy is obtained, such incremental cost being estimated over the applicable range of variation in output, plus

(ii)	Additional cost, if any be incurred, of starting up a station or unit specifically for supply of energy interchange, plus

(iii)
an allowance for other incremental costs, including incremental accrued maintenance and any other elements of incremental costs. The normal allowance for such other incremental costs at steam generating stations, until the Operating Committee shall provide for determination in some other manner, shall be as follows:

Type of Generating Unit	Other Incremental Costs Mills per Kilwatt-hour
	Gas & Oil	Coal
Over 1350 psig	0.15	0.20
750 to 1350 psig	0.25	-
Under 750 psig	0.65	-

B5.6	"Base cost" as applied specifically to purchased energy means the incremental or out-of-pocket costs actually resulting from the increased taking from the purchased energy source.

B5.7	"Base cost" as applied specifically to decrease in energy sales to third parties means the out-of-pocket loss actually resulting from the decrease in such sales.

B5.8
"Loss Allowance," positive or negative, means an allowance for incremental transmission loss incurred or avoided from the incremental source of energy interchange to point of interchange delivery, which allowance shall be five percent unless and until the Operating Committee shall establish some different allowance or range of allowances.

B5.9
"Base Value" in general means a value assigned for purposes of settlements hereunder to energy received as energy interchange. It is to be expressed in mills per kilowatt-hour received at interconnection points and is to comprise

(i)	the base value at power sources of energy displaced as defined in paragraph B5.10,

(ii)	the base value at delivery points of energy resold as defined in paragraph B5.11, and

(iii)	the base value transmission allowance, if any, provided in paragraph B5.8.

B5.10
"Base value" as applied specifically to an alternative source of generation or purchased energy has a meaning corresponding to that of' "base cost" in the case of the supplying party (as defined in paragraphs B5.5 through B5.7) except that the incremental costs involved are those avoided rather than those incurred, after allowance for subsequent additional cost, if any be incurred, for starting up a station or unit specifically resulting from having received energy interchange.

B5.11	"Base value" as applied specifically to energy interchange which is resold as such means the incremental or in-pocket gain received for such resold energy at the point of resale.

B5.12
"Ceiling value" as applied to energy interchange received means a maximum value which shall be used instead of base value in cases where base value is not determined or is higher. Until and unless the Operating Committee shall establish a different value, ceiling values shall be the higher of the following:

(a)    9 mills per kilowatthour
(b)    120 percent of suppliers base cost

B5.13
"Emergency capacity" of a power source as of any day means the amount of power which that source can be depended upon to supply under emergency conditions of infrequent occurrence. It is to be determined as to all power sources in terms of net kilowatt input into transmission and distribution feeders at power sources and as to classes of power sources on the following basis:

(a)	As to thermal generating units, the capacity of such units at those kilowatt ratings which the owner is willing and able to use for 5 hours of continuous operation;

(b)
As to third party sources of purchased power, 104% of the capacity contractually available on that day in the case of firm power sources, and the amount actually being received in the case of secondary or interruptible sources.

B5.14	"Peak-prepared-for" means, as to either party for any day, the sum in kilowatts during the peak period of that day of

(i)	emergency capacity of its generating facilities actually in operation, plus

(ii)	the emergency capacity from third party sources as defined in paragraph B5.13(b) above and actually available, the peak period for that day being that hour when the combined load of the parties' systems is at a maximum for that day.

B5.15
"Peak spinning reserve" means, as to either party for any day, the kilowatts of peak-prepared for less the kilowatts of load carried by that party's sources of power, not including energy interchange generated for the other party, during the aforesaid peak period for that day.

B5.16
"Peak spinning reserve quota" means, as to a party for any day, the aggregate peak spinning reserve of the parties' systems multiplied by a factor equal to the "reserve responsibility ratio" of that party derived as provided in paragraph C3.8 of Service Schedule "C", but not to exceed the responsibility ratio multiplied by the largest single hazard of the combined systems for which the Operating Committee has agreed to supply spinning reserve protection. Unless otherwise agreed upon by the parties the peak spinning reserve quota shall not apply during the interim period defined in Paragraph A5.7 of Service Schedule A and any interchange of spinning reserve during the interim period shall be accounted for as provided in Paragraph B7.1 hereof.

SECTION 6
SETTLEMENTS FOR ENERGY INTERCHANGE

B6.1
Settlements with respect to energy interchange transactions hereunder shall be by payment by the receiving party to the supplying party of an amount equivalent to the base cost to the supplying party plus one-half of the aggregate saving indicated by subtracting such base cost from the base value to the receiving party or from the ceiling value as the case may be. The data for computing such settlements shall be recorded on the basis of clock hour intervals, and computations for such settlements shall be carried out monthly.

B6.2
The monthly bill for the aggregate net amount of money resulting from energy interchange shall be rendered by the party to whom such aggregate net amount is due. The bill shall show the aggregate gross transactions in each direction in kilowatthours and in money amounts.

B6.3	Payment of bills with respect to energy interchange transactions hereunder shall be made monthly on the basis provided in Article 7 of the Interconnection Agreement.

B6.4
If circumstances arise such that the parties consider it desirable that certain specific energy interchanges or other non-firm intersystem energy transactions should be carried out and settled for on some special arrangement (such for instance as by non-concurrent return of energy either in equivalent amount or in some ratio other than unity of energy returned to energy supplied), it shall be within the responsibility of the Operating Committee to work out such arrangement and such form of settlement. Any such arrangements so worked out by the Operating Committee shall not be effective for a longer period than 30 days unless approved by the parties.

SECTION 7
SETTLEMENTS FOR SPINNING RESERVE

B7.1
Settlement with respect to surplus or deficiency of peak spinning reserve compared with peak spinning reserve quota shall be based upon a charge per kilowatt per day payable by the party with a deficiency to the party with a surplus. Such charge shall be established from time to time by the Operating Committee on the basis of the estimated average incremental costs per kilowatt per day of providing spinning reserve capacity over the heavy load period of the day. Unless and until the Operating Committee shall establish a difference charge, such charge shall be 6.0 mills per kilowatt per day of peak spinning reserve deficiency, provided that during the interim period, spinning reserve interchange shall be calculated at a rate equal to actual cost of starting up units specifically for spinning reserve.

B7.2
The monthly bill for the aggregate net amount of money resulting from spinning reserve interchange shall be rendered by the party to whom such aggregate net amount is due. The bill shall show the aggregate gross transactions in each direction in kilowatt-days and in money amounts.

B7.3     Payment of bills with respect to spinning reserve interchange hereunder shall be made monthly on the basis provided in Article 7 of the Interconnection Agreement.
This Service Schedule B is agreed upon as of the date of the Interconnection Agreement.

EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]
PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]

SERVICE SCHEDULE C
RESERVE CAPACITY AND RECIPROCAL EMERGENCY ASSISTANCE

SERVICE SCHEDULE C
RESERVE CAPACITY AND
RECIPROCAL EMERGENCY ASSISTANCE
This Service Schedule C is agreed upon as part of the Interconnection Agreement between El Paso Electric Company and Public Service Company of New Mexico.
SECTION 1
PURPOSE
C1.1        The purpose of this Service Schedule C is

(i)	to establish minimum generating reserve requirements for the combined operations of the parties and the responsibility of each party to provide its proportionate share,

(ii)	to establish arrangements for either party to purchase reserve generating capacity from the other party, and

(iii)	to establish conditions and terms for reciprocal emergency assistance between the parties under emergency conditions when power supply to consumers is threatened or curtailed in either system.

C1.2
It is not contemplated by the parties that purchase of reserve generating capacity under terms of this service schedule are likely to be used ordinarily by either party to offset a capacity deficiency in its system of continuing character or of major magnitude, or as an alternate to increasing its power resources by other means. However, the provisions for purchase of reserve generating capacity are intended to be applicable to any disparity in margin of reserve capacity which may from time to time exist, including conditions of zero margin or negative margin on one of the systems.

SECTION 2
TERM

C2.1
This service schedule shall become effective concurrently with the Interconnection Agreement and shall continue in effect for an initial period of five (5) years from the effective date, and thereafter until terminated by either party by notice to the other party given at least three (3) years in advance of the date of the termination designated in the notice; provided however, that in event of termination at any time of the Interconnection Agreement this service schedule shall terminate simultaneously.

SECTION 3
DEFINITIONS

C3.1	For the purpose of this service schedule the terms set forth below shall have the meanings indicated.

C3.2
"Daily system demand", as applied to the interconnected system of either party for any day, means the aggregate power requirements for supplying its firm power customers, but not including any power sale by one party to the other. Furthermore, it does not include the power requirements for supplying

(i)	any interruptible or secondary power loads which the party has the right to discontinue at its discretion and which it is the party's practice to discontinue when need arises, or

(ii)	any load which the party is supplying contingent upon the availability for operation in its system of one or more particular generating units.
Daily system demand is to be expressed in terms of net kilowatt input into transmission and distribution feeders at power sources or such other points as the Operating Committee may specify for the clock hour during which such aggregate power requirements are a maximum.

C3.3
"Monthly system demand," as applied to the interconnected system of either party for any month, means the average of the three highest daily system demands occurring during the twelve- month period comprising the current month and the preceding eleven months, said three demands to be selected so that not more than one of the three is from the same calendar week and not more than two of the three are from the same calendar month.

C3.4
"Accredited capacity" of a power source of either party means the amount of power which that source can contribute to meeting the power requirements of that party's interconnected system, provided that in determining the aggregate accredited capacity of a party no reduction shall be made because of the first 45 days of any period of temporary unavailability of a generating unit or other power source arising from outage for inspection, repair or rehabilitation, and provided further that the Operating Committee at its discretion may waive the omission of such generating unit or other power source from accredited capacity for a longer period of unavailability than 45 days. Accredited capacity is to be determined as to all power sources in terms of net kilowatt input into transmission and distribution feeders at power sources, or at such other points as the Operating Committee may specify, and as to classes of power sources on the following basis:

(a)    Thermal generating stations, on the basis
(i)    of all essential equipment being available for service.

(ii)    of condensing water temperatures being those normally available as an average during the month of the year when combined system load is maximum, and
(iii)    at those kilowatt ratings for individual generating units which the owner is willing to use for regular day-to-day operation on a 24-hour schedule for base load units and on a 10-hour schedule for peaking units;

(b)	Purchased or contract power, on the basis of the capacity available under contracts in regular day-to-day operation during the heavy load hours of the purchaser's system.

C3.5	"System capacity," as applied to the interconnected system of either party for any month, means the summation of the accredited capacities of its power sources after
(i)    deducting a number of kilowatts equal to the contract demand of any firm power sales to the other party, and after
(ii)    deducting a number of kilowatts equal to the contract demand of any capacity which the party is supplying to the other party or to third parties contingent upon the availability for operation in its system of one or more particular generating units.
(iii)    the Contingent Contract Demand will constitute:

(a)	a deduction in the determination of the system capacity of El Paso.

(b)	an addition in the determination of the system capacity of New Mexico.

C3.6
"Reserve Margin", as applied to the Interconnected System of either party for any month, means the excess of that party's system capacity over its monthly system demand adjusted by adding thereto the amount of reserve capacity contractually available from third party systems; provided, however, that reserve capacity contractually available to both systems shall be accounted for by appropriate reduction in the largest single combined hazard for which reserve margin is to be provided pursuant to Section C3.9 hereof; and, provided further, that the Operating Committee shall establish suitable procedures for determining adjustments for reserve capacity available from third party systems.

C3.7
"Largest single hazard," as applied to the interconnected system of either party for any month, means the maximum amount of reduction in its system capacity which would result from the outage of any single generating unit or any single transmission circuit. In case a party is supplying capacity contingent upon the availability of one particular unit in its system, the hazard from the outage of such unit shall be the accredited capacity of that generating unit minus the contract demand of such contingent capacity. In case a party is supplying capacity contingent upon the availability of two or more particular generating units, the hazard from the outage of any one such unit shall be the accredited capacity of that unit minus a number of kilowatts equal to the contract demand of such contingent capacity divided by the number of supplier's generating units upon the availability of which the supply of such capacity is contingent.

C3.8	"Reserve responsibility ratio," as applied to the interconnected system of either party for any month, means the following ratio:

(a)	largest single hazard of that system plus 25% of the monthly system demand of that system, divided by

(b)	Sum of the largest single hazards of each of the systems plus 25% of the sum of the monthly system demands of each of the systems.

C3.9
"Reserve responsibility," as applied to the interconnected system of either party means a number of kilowatts equal to the reserve responsibility ratio of the system multiplied by the largest single hazard of the combined systems for which the parties shall have agreed upon in advance to jointly provide reserve generating capacity, provided that if either party should in the future establish a largest single hazard which is greater than the parties have mutually agreed upon to jointly provide reserve generating capacity, then in such event the reserve responsibility of the party establishing the greater hazard shall be increased by the difference between its largest single hazard and the largest hazard for which the parties have agreed to jointly provide generating capacity; and, provided further, that the provisions of this Service Schedule C regarding reserve responsibility shall not apply prior to the date of firm operation of Unit No. 4 of the Four Corners Project.

C3.10	"Reserve deficiency," as applied to the interconnected system of a party, means the number of kilowatts by which that party's reserve responsibility exceeds its reserve margin.

C3.11
"Reserve power," means power which a party is entitled to receive to protect or restore service in its system up to the amount of such system's reserve deficiency, under the conditions set out in paragraph C4.l.

C3.12
"Emergency assistance," means power which a party needs to receive in order to protect or restore service in its system which it is not entitled to call for as reserve power (either because it needs more power than its reserve power entitlement or because it is not the party having a reserve deficiency and paying a reserve capacity charge).

SECTION 4
RESERVE CAPACITY

C4.1
Reserve Power - During any period when one of the parties has a reserve deficiency and is paying a capacity charge thereon as provided in paragraph C4.2, such party shall be entitled to receive from the other party, at an active interconnection point, reserve power under the following conditions:

(a)	When the supply of such reserve power will not require the suppling party to curtail supply of interruptible or secondary power to third parties or to start up cold generating equipment;

(b)
After all of the reserve power available under the conditions of subparagraph (a) above has been supplied and it is necessary in order to protect or restore service to the combined firm load requirements to curtail deliveries of interruptible or secondary power or to start up cold generating equipment, or both, the entitle-

ment to receive additional reserve power and the obligation to supply such additional reserve power shall be on the basis of each party curtailing delivery of interruptible or secondary power in proportion to its reserve responsibility ratio;

(c)
After all of the reserve power available under conditions of subparagraphs (a) and (b) above has been supplied and there are still insufficient aggregate power resources available in the systems to meet aggregate firm load requirements, curtailment of firm load by the parties shall be in accordance with operating procedures to be established by the Operating Committee.

C4.2
Reserve Capacity Charge - From and after the date of commercial operation of Unit No. 4 of the Four Corners Project, a party having a reserve deficiency in any month will pay to the other party a reserve capacity charge for that month in an amount equal to its reserve deficiency in kilowatts multiplied by the applicable rate set out below.

$0.7917	per kilowatt per month for the first 10,000 kilowatts, plus

$0.8750	per kilowatt per month for the next 10,000 kilowatts, plus

$0.9583	per kilowatt per month for all additional kilowatts.

C4.3
Reserve Capacity Surcharge - If in any month the reserve margin of one party's interconnected system shall be negative, such party will pay a surcharge to the other party of $0.25 per kilowatt-month on the kilowatts of negative reserve margin; provided, however, that such surcharge shall be inapplicable during any specified period as to which the parties may have agreed in advance to its waiver.

C4.4
Energy Charge for Reserve Power - The energy received in connection with use of reserve power by the receiving party, shall be accounted for as energy interchange, and settlements therefor shall be made as provided for in Service Schedule B.

C4.5	Payment of Bills - Payment of bills with respect to reserve capacity transactions hereunder shall be made monthly on the basis provided in Article 7 of the Interconnection Agreement.

SECTION 5
RECIPROCAL EMERGENCY ASSISTANCE

C5.1
Either party will, upon request of the other party, supply as emergency assistance such power as the requesting party may need in order to protect or restore service to its firm power customers, subject to the availability of such power and subject to the condition that such supply will not result in impairment of or serious jeopardy to firm power service in the supplier's system. A party from whom emergency assistance is requested will to the extent required call upon all power sources available to it and will give such emergency assistance priority over interruptible or secondary deliveries to third parties.

C5.2
There shall be no demand charge in connection with emergency assistance, and the energy received in connection therewith shall be accounted for as energy interchange and settlements therefor shall be made as provided for in Service Schedule B.

C5.3	Payment of bills with respect to energy interchange transactions hereunder shall be made monthly on the basis as provided in Article 7 of the Interconnection Agreement.
SECTION 6
RESPONSIBILITIES OF COMMITTEES

C6.1
The Operating Committee shall determine from time to time what portions,· if any, of either party's interconnected system are so ineffectively interconnected that they cannot suitably be included as part of the party's interconnected system for purposes of this service schedule.

C6.2
The Operating Committee, in addition to the general responsibilities assigned to it in the Interconnection Agreement, shall establish rules and standard practices for determining system demands, accredited capacities and reserve capacity deficiencies, consistent with the definitions in Section C3, shall approve the accredited capacities assigned to power sources before they become effective for computing settlements hereunder and shall review at least quarterly the accredited capacities then in effect.

C6.3
It shall be within the scope of the responsibilities of the Coordination Committee to review· and make revisions of the following provisions hereof; provided, however, that revisions of the charges referred to in subparagraphs (b) and (c) shall be subject to the approval of the parties.

(a)	The provisions of paragraph C3.8 in respect to the relative weight to be given to the system demand and to the largest single hazard;

(b)	The provisions of C4.2 in respect of the rates per kilowatt-month for the reserve capacity charge;

(c)	The provisions of paragraph C4.3 in respect of the reserve capacity surcharge.
This Service Schedule C is agreed upon as of the date of the Interconnection Agreement.

EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]
PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
PRESIDENT
Attest:

/s/ [ILLEGIBLE]

SERVICE SCHEDULE E
INTERRUPTIBLE TRANSMISSION SERVICE

This Service Schedule E is entered into as of March 1, 1979, and is agreed upon as a part of the Interconnection Agreement between El Paso Electric Company and Public Service Company of New Mexico, dated July 19, 1966, as amended April 6, 1977.

SECTION 1
PURPOSE

In order for either Party to utilize certain power and energy available to it, each Party shall make available to the other such transmission capacity determined to be surplus by the providing Party, as may be requested by the other Party. The transmission capacity shall be provided hereunder on an interruptible basis, and such capacity shall be provided only when it will not result in impairment of or jeopardy to service in the system of the Party providing service.

SECTION 2
TERM

This Service Schedule shall become effective upon execution by both Parties, subject to its acceptance for filing by the Federal Energy Regulatory Commission, and shall remain in effect concurrently with the Interconnection Agreement dated July 19, 1966, as amended, unless modified or superseded by some other agreement between the Parties; however, either Party may cancel this Service Schedule E by giving not less than sixty (60) days written notice to the other Party of such intent to cancel.

SECTION 3
SERVICE

3.1    Wheeling for El Paso: All deliveries made under this section shall be considered as originating from the source selected by El Paso. Power and energy delivered by El Paso to New Mexico for transmission by New Mexico to a designated Point of Delivery shall include power and energy to compensate for transmission losses. Under this Service Schedule E, New Mexico shall accept for transmission such power and energy as El Paso may request, up to the amount which in New Mexico's sole opinion is available in New Mexico's transmission system.

3.2    Wheeling for New Mexico: All deliveries made under this section shall be considered as originating from the source selected by New Mexico. Power and energy delivered by New Mexico to El Paso for transmission by El Paso to a designated Point of Delivery shall include power and energy to compensate for transmission losses. Under this Service Schedule E, El Paso shall accept for transmission such power and energy as New Mexico may request, up to the amount which in El Paso's sole opinion is available in El Paso's transmission system.

3.3    Surplus transmission capacity and amounts to be wheeled shall be agreed upon by the respective dispatchers of the Parties from time to time in advance of scheduling usage.

SECTION 4
LOSSES

Unless and until the Operating Committee shall assign a different loss factor, losses shall be assigned to the receiving Party at the rate of three percent (3%) of the power and energy scheduled for transmission hereunder.

SECTION 5
RATE

It is agreed by the Parties that as consideration for the interruptible wheeling service as provided herein, the Party receiving transmission service shall compensate the Party providing transmission service at the rate of one (1) mill per kWh scheduled for transmission hereunder.

SECTION 6
OTHER PROVISIONS

Other terms and conditions of this Service Schedule shall be as set forth in the Interconnection Agreement of July 19, 1966, as amended between the Parties.

IN WITNESS THEREOF, the Parties have caused this Service Schedule E to be executed by their duly authorized officers and their corporate seals to be affixed, all as of the day and year first herein written.

ATTEST:	EL PASO ELECTRIC COMPANY

/s/ [ILLEGIBLE]	BY	/s/ [ILLEGIBLE]
Secretary		Vice-President

ATTEST:	PUBLIC SERVICE COMPANY OF NEW MEXICO

/s/ [ILLEGIBLE]	BY	/s/ [ILLEGIBLE]
Secretary		Vice President

SERVICE SCHEDULE F
SHORT-TERM ENERGY SALE

This Service Schedule F is entered into as of January 28, 1983, and is agreed upon as part of the Interconnection Agreement between El Paso Electric Company (El Paso) and Public Service Company of New Mexico (New Mexico), dated July 19, 1966, as amended April 6, 1977.

SECTION 1
PURPOSE

1.1.     New Mexico will have, in addition to energy already reserved for other customers, surplus energy available during the mid-1980s. El Paso will have the ability to reduce the generation of gas-fired energy from their generation resources through the purchase of more economical energy during the period March 1983 through January 1984. The parties now desire by this Service Schedule F to establish terms and conditions under which nonfirm energy may be sold by New Mexico to El Paso thereby making more efficient use of the parties' electrical system resources.

SECTION 2
TERM

2.1    This Service Schedule F shall become effective upon its execution by the parties subject to its acceptance for filing by the Federal Energy Regulatory Commission. This Service Schedule F shall continue in force and effect until January 31, 1984, and from month to month thereafter, until terminated by either party in accordance with Section 2.3. Such termination shall not relieve El Paso of its obligation to make payments, in accordance with Section 7 hereof, for energy purchased prior to the termination date.

2.2    The date of initial service, upon which date deliveries of energy to El Paso shall commence (hereinafter referred to as the "Date of Initial Service"), shall be March 1, 1983; provided, that El Paso is satisfied that the Texas Public Utility Commission will allow full pass through of El Paso's expenses incurred hereunder through its jurisdictional fuel adjustment clause. In the event El Paso notifies New Mexico prior to March 1, 1983, that it has been unable to obtain such rate treatment for its expenses hereunder, the Date of Initial Service shall be changed to a later date satisfactory to both parties or, in the event the parties fail to agree, this Service Schedule shall be renegotiated to provide the parties the respective benefits presently anticipated to be obtained hereunder and allowing rate treatment satisfactory to El Paso.

2.3    Either party may unilaterally terminate this Service Schedule F upon at least 30 days written notice to the other party specifying a termination date, provided that such termination date shall not be earlier than January 31, 1984. In the event both parties give notice of termination, in accordance with the above, the earliest date selected shall be the termination date.

SECTION 3
SERVICE

3.1    New Mexico shall make available to El Paso, and El Paso shall purchase during the term hereof, energy, in the amount of approximately four hundred (400) gigawatt hours, at a minimum rate of delivery of fifty (50) megawatts each hour, subject to the conditions set forth in Sections 3 and 4 hereof. For purposes of this Service Schedule F, the energy assocated with a delivery rate of fifty (50) megawatts per hour shall be deemed to be "Block Energy."

3.2    Should Block Energy schedules be reduced by either party pursuant to Section 4.1.2 or Section 4.2.2, respectively, the parties will use their best efforts to reschedule and deliver that Block Energy not previously delivered, during similar hours within the next succeeding thirty (30) days. In the event the parties are unable to reschedule deliveries of Block Energy not previously delivered within the above stated thirty (30) day period, the Operating Committee, pursuant to Section 5.9 of the Interconnection Agreement, may mutually agree to reschedule Block Energy not previously delivered prior to the date of termination of this Service Schedule F. New Mexico shall have no obligation to deliver rescheduled Block Energy during any hour if the costs to New Mexico to deliver such energy exceeds the rate for energy stated in Section 7.1.1 of this Service Schedule F.

3.3    A party's obligation to schedule or deliver Block Energy, including that under Section 3.2, shall cease upon the termination of this Service Schedule F.

SECTION 4
INTERRUPTIBILITY

4.1     New Mexico may curtail or interrupt deliveries to El Paso in accordance with the following:

4.1.1    Immediately, upon verbal notice to El Paso, if the scheduled energy is required to serve New Mexico's firm customer load, or without notice if due to Uncontrollable Forces, as defined in Section 8.1 of the Interconnection Agreement.

4.1.2    Upon providing a minimum of two hours verbal notice to El Paso, if New Mexico's cost to generate or procure energy for delivery hereunder is more than the rate specified in Section 7.1.1 hereof and provided that all New Mexico economy energy sales to third parties are reduced to zero.

4.2     El Paso may curtail or interrupt its scheduled deliveries of Block Energy from New Mexico in accordance with the following:

4.2.1    Immediately, without notice, if due to Uncontrollable Forces, as defined in Section 8.1 of the Interconnection Agreement.

4.2.2    Upon providing a minimum of two hours verbal notice to New Mexico, if system operating conditions, other than Uncontrollable Forces, limit El Paso's ability to import energy hereunder and provided that all of El Paso's economy energy imports have been reduced to zero. El Paso's rights to curtail or interrupt its scheduled receipts hereunder are limited to a maximum aggregate reduction of schedules of one (1) gigawatt hour each calendar month, except, if unexpected system operating conditions limiting El Paso's ability to import energy persist, El Paso may continue to curtail or interrupt deliveries of Block Energy hereunder, over and above one (1) gigawatt hour each calendar month, provided all of El Paso's imports from third parties have been reduced to zero.

4.3     In the event Block Energy schedules are curtailed or interrupted pursuant to Section 4.1 or 4.2 hereof, Block Energy schedules shall be reinitiated two hours after notification by the party originating the reduction of schedule that it is prepared to resume the schedule unless the system dispatchers mutually agree to a lesser period. Such notification to resume Block Energy schedules shall be given by the originating party as soon as possible after any such curtailment or interruption.

SECTION 5
ADDITIONAL ENERGY DELIVERIES

5.1     The rate of delivery for any hour may be increased by mutual agreement of the system dispatchers to provide deliveries of additional energy to El Paso by New Mexico. Such energy shall not be considered a part of the Block Energy to be provided pursuant to Section 3. In such event, either party may reduce the increased schedule upon verbal notice to the other party provided, however, that New Mexico's aggregate schedule to El Paso shall not be reduced to less than the hourly rate of fifty (50) megawatts each hour, except as provided in Section 4 hereof.

SECTION 6
POINT OF DELIVERY

6.1     The Point of Delivery for transactions hereunder shall be Public Service Company of New Mexico's West Mesa 345 kV switching station, located near Albuquerque, New Mexico.

6.2     Other delivery points may be mutually agreed upon by the parties' respective system dispatchers if energy deliveries cannot be made available by Public Service Company of New Mexico, or accepted by El Paso, at West Mesa.

SECTION 7
RATES

7.1    Commencing on the Date of Initial Service, and in consideration of the faithful performance of the convenants of this Service Schedule, El Paso shall pay New Mexico:

7.1.1    For all energy delivered hereunder at a rate of delivery of 50 MW or less per hour, twenty-four ($24.00) dollars per megawatt hour.

7.1.2    For all energy delivered hereunder at a rate of delivery in excess of 50 MW per hour, (a) twenty-three dollars ($23.00) per megawatt hour, and (b) if the state of New Mexico imposes any new tax upon electrical energy generated within the state of New Mexico which is appropriately assessed upon the energy described in this Section 7.1.2, El Paso shall pay to Hew Mexico the amount of such tax up to a limit of the rate of one ($1.00) dollar per megawatt hour.

7.2     The charges specified in Sections 7.1.l and 7.1.2 hereunder shall not be subject to change during the term of this Service Schedule F.

7.3 The monthly billings and payments shall be addressed as follows:

7.3.l	El Paso Electric Company
Post Office Box 982
El Paso, Texas 79960

Attention: General Accounting Department

Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87103

Attention: Cash Management

SECTION 8
OTHER PROVISIONS

8.1     Other terms and conditions of this Service Schedule F, as applicable, shall be as set forth in the Interconnection Agreement of July 19, 1966, as amended between the parties.

IN WITNESS THEREOF, the parties have caused this Service Schedule F to be executed by their duly authorized officers all as of the day and year first herein written.

EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
Vice President

PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
Sector Vice President

SERVICE SCHEDULE G
TRANSMISSION SERVICE FOR EPE

This Service Schedule G is agreed upon as a part of the Interconnection Agreement between El Paso Electric Company (EPE) and Public Service Company of New Mexico (PNM).

G.1    PURPOSE

G.1.1    The purpose of this Service Schedule is to provide the terms and conditions under which PNM agrees to reserve and provide firm transmission capacity in the PNM transmission system for EPE.

G.2    DEFINITIONS

G.2.1    The following terms, when used herein, whether in the singular or in the plural, shall have the meanings specified;

G.2.2    ANPP: The Arizona Nuclear Power Project, consisting of three electrical generating units, associated 500 kV switchyard, and certain 500 kV transmission lines within the state of Arizona.

G.2.3    FCAP: The planned Four Corners-Ambrosia-Pajarito transmission line together with related termination facilities.

G.2.4    Springerville-Luna-El Paso Transmission Project: EPE's planned 345 kV transmission line emanating from Tucson Electric Power

Company's and PNM's Springerville 345 kV switching station and looped in and out of the Luna 345 kV switching station, then onto and terminating in the vicinity of El Paso, Texas.

G.3    TERM

G.3.1    Subject to the acceptance of the Federal Energy Regulatory Commission (FERC), and unless otherwise agreed by the Parties in writing, service under this Service Schedule shall commence on the earlier of the commercial operation date of ANPP Unit 2 or May 1, 1985.

G.3.2    This Service Schedule shall remain in effect until the earlier of the in-service date of FCAP or May 1, 1995, unless terminated earlier pursuant to section G.4.2 or section G.5.2; provided that if EPE's reserved transmission capacity is reduced to zero (O) megawatts at anytime after June 1, 1987, this Service Schedule shall terminate.

G.4 SERVICE TO BE PROVIDED

G.4.1    Period I: Commencing the earlier of the commercial operation date of ANPP Unit 2 or May 1, 1985, until the in-service date of EPE's Springerville-Luna-El Paso Transmission Project, but no later than June 1, 1987, PNM shall reserve one hundred (100) megawatts in aggregate of firm bidirectional transmission capacity for EPE to schedule as EPE requires between the San Juan and West Mesa 345 kV switchyards, the Four Corners and West Mesa 345 kV switchyards, and the Greenlee and Luna 345 kV switchyards; provided, however, EPE's scheduled usage of PNM's transmission capacity between the Greenlee and Luna 345 kV switchyards may not exceed fifty (50) megawatts.

G.4.2    Period II: Commencing on the earlier of the in-service date of EPE's Springerville-Luna-El Paso Transmission Project or June 1, 1987, until the in-service date of FCAP, PNM shall reserve fifty (50) megawatts in aggregate of firm bidirectional transmission capacity for EPE to schedule as EPE desires between the San Juan and West Mesa 345 kV switchyards and the Four Corners and West Mesa 345 kV switchyards. EPE shall have the option during Period II to increase the amount of reserved transmission capacity by an addition of up to fifty (50) megawatts with two (2) years advance notice to PNM. PNM shall be obligated to reserve the additional firm transmission capacity only to the extent it is available. EPE shall have the option to reduce or terminate service under this Service Schedule upon two (2) years advance written notice to PNM, such reduction or termination to be effective no earlier than June 1, 1987.

G.5    PAYMENT FOR SERVICE

G.5.1    EPE's average scheduled usage of transmission capacity reserved by PNM hereunder coincident with PNM's monthly system peak is estimated to be approximately fifty percent of such reserved transmission capacity on an annual basis. PNM and EPE have agreed that transmission service hereunder shall take such diversity into consideration and therefore, EPE shall pay $1.50/kW-month for such reserved transmission capacity; provided, however, that in each contract year, EPE shall use its best efforts to limit the sum of its megawatt wheeling schedules for the transmission capacity reserved hereunder during the PNM system peak hour of each month to twelve (12) times the reserved transmission capacity times the diversity value used in PNM' s rate filing to derive the $1.50/kW-month.

G.5.2    At any time subsequent to the initial rate acceptance by the FERC, PNM may unilaterally file with the FERC for an increase in such rate under Section 205 of the Federal Power Act; provided, however, that any increase in rate shall not become effective prior to June 1, 1987. After final approval by the FERC of any rate change hereunder or 180 days after the rates have been placed into effect, whichever occurs sooner, EPE shall, for a period of thirty (30) days, have an option to terminate or reduce service under this Service Schedule immediately.

G.6    LOSSES

G.6.1    PNM shall be reimbursed by the return of energy by EPE for actual average system losses as such losses result from EPE's use of PNM's transmission system hereunder. The methodology for determining such losses shall be agreed upon by the Operating Committee prior to January 1, 1985. In the event the Operating Committee is unable to mutually agree by such time, the loss methodology issue shall be resolved in accordance with Section 4.4 (Disagreements) of the PNM/EPE Interconnection Agreement.

G.7    MISCELLANEOUS

G.7.1    Other terms and conditions of this Service Schedule G shall be as set forth in the PNM/EPE Interconnection Agreement; provided, however, in the event of a conflict between this Service Schedule G and the PNM/EPE Interconnection Agreement, this Service Schedule G shall govern.

G.7.2    In the event this Service Schedule G shall be terminated, the obligations of the Parties with respect to payment for transmission service received prior to the termination date shall continue until all payments due under this Service Schedule G have been made.

Executed in duplicate this 18th day of March, 1983.

PUBLIC SERVICE COMPANY OF NEW MEXICO

	BY	/s/ [ILLEGIBLE]

ATTEST:	EL PASO ELECTRIC COMPANY

	BY	/s/ [ILLEGIBLE]

November 15, 1993
M. PHYLLIS BOURQUE
SENIOR VICE PRESIDENT
MARKETING & ENERGY MANAGEMENT

Mr. Curtis L. Hoskins
Executive Vice President &
Chief Operating Officer
El Paso Electric Company
303 North Oregon Street-Mills Building
El Paso, TX 79901

Dear Mr. Hoskins:

Subject: Amendment to Service Schedule G

Section 5.1 of the TRANSITION AGREEMENT BETWEEN EL PASO ELECTRIC COMPANY (EPE) AND PUBLIC SERVICE COMPANY OF NEW MEXICO (PNM) dated September 2, 1993 (Transition Agreement), contemplates that PNM and EPE would amend SERVICE SCHEDULE G dated March 18, 1983 (Service Schedule G), as follows:

To be effective on the date of execution of this letter, Section G.3.2 of Service Schedule G shall be deleted in its entirety and shall be replaced to read as follows:

"G.3.2 This Service Schedule shall remain in effect until September 1, 1995, unless extended by mutual agreement of the Parties.·

Except as otherwise provided herein, the terms and conditions of Service Schedule G shall remain in full force and effect.

Your signature in the space provided below shall indicate EPE's agreement to and acceptance of this amendment to Service Schedule G.

Sincerely,

M. Phyllis Bourque
Senior Vice President

Accepted for EPE:

By ______________________
Curtis L. Hoskins
Executive Vice President

Date: November 24, 1993

MPB:cjm

Alvarado Square
Albuquerque, New Mexico 87158
505/848-2616

SERVICE SCHEDULE H
BLOCK ENERGY SALE
This Service Schedule H is entered into as of March 16, 1984, and is agreed upon as part of the Interconnection Agreement between El Paso Electric Company (El Paso) and Public Service Company of New Mexico (New Mexico) dated July 19, 1966, as amended.
SECTION 1
PURPOSE
New Mexico will have, in addition to energy already reserved for other customers, surplus energy available during 1984. El Paso will have the ability to reduce the generation of gas-fired energy from their generation resources through the purchase of more economical energy during the term of this Service Schedule H. The parties now desire by this Service Schedule H to establish terms and conditions under which nonfirm energy may be sold by New Mexico to El Paso thereby making more efficient use of the parties' electrical system resources.
SECTION 2
TERM
2.1     This Service Schedule H shall become effective upon its execution by the parties subject to its acceptance for filing by the Federal Energy Regulatory Commission (FERC). This Service Schedule H shall continue in force and effect until terminated by either party in accordance with Section 2.3. Such termination shall not relieve El Paso of its obligation to make payments, in accordance with Section 7 hereof, for energy purchased prior to the termination date.
2.2 The "Date of Initial Service," upon which date deliveries of

Execution Copy
March 1, 1984

energy to El Paso shall commence, shall be April 1, 1984.
2.3     Either party may unilaterally terminate this Service Schedule H upon at least thirty (30) days written notice to the other party specifying a termination date, provided that such termination date shall not be earlier than December 31, 1984. In the event both parties give notice of termination, in accordance with the above, the earliest date shall be selected as the termination date.
SECTION 3
SERVICE
3.1     New Mexico shall make available to El Paso, and El Paso shall purchase during the term hereof, energy in the amount of approximately four hundred and ninety-five (495) gigawatt-hours, at a minimum rate of delivery of seventy-five (75) megawatts each hour, subject to the conditions set forth in Sections 3 and 4 hereof. For purposes of this Service Schedule H, the energy associated with a delivery rate of seventy‑five (75) megawatts (MW) each hour shall be deemed to be "Block Energy."
3.2     Should Block Energy schedules be reduced by either party pursuant to Section 4.1.2 or Section 4.2.2, respectively, the parties will use their best efforts to reschedule and deliver that Block Energy not previously delivered, during similar hours within the next succeeding thirty (30) days. In the event the parties are unable to reschedule Block Energy not previously delivered within the above stated thirty (30) day period, the Operating Committee, pursuant to Section 5.9 of the Interconnection Agreement, may mutually agree to reschedule such Block Energy prior to the date of termination of this Service Schedule H.

Execution Copy
March 1, 1984

New Mexico shall have no obligation to deliver rescheduled Block Energy during any hour if New Mexico's Cost to Supply (as defined in Section 4.1.2) such energy exceeds $26.00/MWH during any Peak Hour or $20.00/MWH during any other hour than a Peak Hour.
3.3     In the event New Mexico provides notice of a pending curtailment or interruption to El Paso pursuant to Section 4.1.2, El Paso, at its option, may require New Mexico to continue energy schedules to El Paso in an amount not to exceed seventy-five (75) MW for a period not to exceed the lesser of: (1) eight hours, unless the parties' respective system dispatchers agree to a longer period, or (2) the reinitiation of Block Energy schedules pursuant to Section 4.3. For all such energy delivered to El Paso after the two-hour notice period, El Paso agrees to pay New Mexico's incremental fuel cost or New Mexico's purchased power cost from third parties, whichever is greater; plus either: (1) $1.00/MWH, if such energy is scheduled by El Paso at the Four Corners 345 KV or San Juan 345 KV switchyards or (2) $2.50/MWH, if such energy is scheduled by El Paso at the West Mesa 345 KV switchyard. The parties' respective system dispatchers shall agree in advance of each hour's deliveries as to the price for all such deliveries during that next hour, provided that El Paso may terminate its receipt of energy under this Section 3.3 for that next hour.
3.4     A party's obligation to schedule or deliver Block Energy, including that under Section 3.2, shall cease upon the termination of this Service Schedule H.

Execution Copy
March 1, 1984

SECTION 4
INTERRUPTIBILITY
4.1    New Mexico may curtail or interrupt scheduled deliveries of Block Energy to El Paso in accordance with the following:
4.1.1    Immediately, upon verbal notice to El Paso, if the scheduled energy is required to serve New Mexico's firm customer loads, or without notice, if due to Uncontrollable Forces, as defined in Section 8.1 of the Interconnection Agreement.
4.1.2    Upon providing a minimum of two-hours verbal notice to El Paso, if New Mexico's Cost to Supply Block Energy‑hereunder is greater than: (1) $26.00/MWH during any Peak Hour or (2) $20.00/MWH during any hour other than a Peak Hour; provided, however, that Block Energy schedules to El Paso shall have priority over all economy energy sales by New Mexico and over all other block energy sales by New Mexico with the following exceptions: (i) a maximum of 85 MW of other block energy sales during each hour for the period from the Date of Initial Service through April 30, 1984; and (ii) a maximum of 50 MW of other block energy sales during each hour for the period May 1, 1984, through the term of this Service Schedule H. For the purposes of this Service Schedule H, the term "Cost to Supply" shall mean the weighted average of New Mexico's incremental fuel cost or New Mexico's purchased power cost from third parties (as such costs are incurred by New Mexico to supply Block Energy to El Paso), plus $1.00/MWH. Calculations by New Mexico of its Cost to Supply shall be made in increments not to exceed 25 MW. New Mexico's right to curtail or interrupt deliveries to El Paso under this Section 4.1.2, shall not apply to that portion of Block Energy schedules

Execution Copy
March 1, 1984

in which New Mexico's Cost to Supply is less than $26.00/MWH during any Peak Hour or $20.00/MWH during any hour other than a Peak Hour.
4.1.3    Immediately, upon verbal notice to El Paso, if due to transmission system limitations; provided, however, that (1) any curtailments to El Paso arising from this Section 4.1.3 shall be on a pro rata basis with other simultaneous block energy sales by New Mexico which affect the transmission system used for deliveries hereunder, and (2) all economy energy sales by New Mexico which contribute to such transmission system limitations have been interrupted. Block Energy deliveries hereunder may be interrupted or curtailed by New Mexico prior to interrupting or curtailing service to New Mexico's firm customer loads.
4.2    El Paso may curtail or interrupt its scheduled receipts of Block Energy from New Mexico in accordance with the following:
4.2.1    Immediately, without notice, if due to Uncontrollable Forces, as defined in Section 8.1 of the Interconnection Agreement.
4.2.2    Upon providing a minimum of two-hours verbal notice to New Mexico, if system operating conditions, other than Uncontrollable Forces, limit El Paso's ability to import energy hereunder and provided that all of El Paso's economy energy imports have been reduced to zero. El Paso's rights to curtail or interrupt its scheduled receipts of Block Energy hereunder are limited to a maximum aggregate reduction of schedules of one and one-half (1.5) gigawatt-hours each calendar month, except, if unexpected system operating conditions limiting El Paso's ability to import energy persist, El Paso may continue to curtail or interrupt its scheduled receipts of Block Energy hereunder, over and

Execution Copy
March 1, 1984

above one and one-half (1.5) gigawatt-hours each calendar month, provided all of El Paso's imports from third parties have been reduced to zero. Notwithstanding any other provision of this Service Schedule H, El Paso shall have no obligation under this Service Schedule H to reduce its importation of energy from remote generating sources owned by El Paso in order to accept Block Energy from New Mexico.
4.3    In the event Block Energy schedules are curtailed or interrupted pursuant to Section 4.1 or 4.2 hereof, Block Energy schedules shall be reinitiated two hours after notification by the party originating the reduction of schedule that it is prepared to resume the schedule unless the system dispatchers mutually agree to a lesser period. Such notification to resume Block Energy schedules shall be given by the originating party as soon as possible after any such curtailment or interruption.
SECTION 5
ADDITIONAL ENERGY DELIVERIES
The rate of delivery for any hour may be increased by mutual agreement of the system dispatchers to provide deliveries of additional energy ("Additional Energy") to El Paso by New Mexico. Such energy shall not be considered a part of the Block Energy to be provided pursuant to Section 3. Either party may reduce the increased schedule upon verbal notice to the other party provided, however, that New Mexico's aggregate schedule to El Paso shall not be reduced to less than the hourly rate of seventy-five (75) megawatts, except as provided in Section 4 hereof.

Execution Copy
March 1, 1984

SECTION 6
POINT OF DELIVERY
6.1    The Point of Delivery for transactions hereunder shall be New Mexico's West Mesa 345 KV switchyard located near Albuquerque, New Mexico; provided, however, that El Paso shall have the option to designate the Four Corners 345 KV or San Juan 345 KV switchyards as the Point of Delivery for all, or any portion, of the energy to be delivered under this Service Schedule H.
6.2    Other Points of Delivery may be mutually agreed upon by the parties' respective system dispatchers.
SECTION 7
RATES
7.1    Except as may be otherwise provided for in Sections 7.2, 7.3 and 7.4, El Paso shall pay New Mexico for the energy delivered hereunder, as follows:
7.1.1    During Peak Hours: (a) $24.50/MWH for the first 25 MWH delivered in each hour; (b) $26.00/MWH for the second 25 MWH delivered in each hour; and (c) $27.00/MWH for the third 25 MWH delivered in each hour; provided, however, that the applicable price for any Block Energy scheduled by El Paso at the Four Corners 345 KV or San Juan 345 KV switchyards pursuant to Section 6.1 shall be reduced by $1.50/MWH. Peak Hour deliveries of Additional Energy shall be priced as the parties' respective system dispatchers mutually agree. For the purpose of this Service Schedule H, "Peak Hours" shall be defined as any hour during the period Monday through Friday from 7 a.m. Mountain Standard Time (MST) to 11 p.m. MST, and Peak Hours shall exclude Memorial Day, Independence Day,

Execution Copy
March 1, 1984

Labor Day, Thanksgiving Day, Christmas Day and New Year's Day, as observed.
7.1.2    During hours other than Peak Hours: (a) $22.00/MWH for the first 25 MWH delivered in each hour; (b) $20.00/MWH for the second 25 MWH delivered in each hour; (c) $18.50 MWH for the third 25 MWH delivered in each hour; and (d) $16.50 MWH for any Additional Energy deliveries in each hour; provided however, that the applicable price for any Block Energy and Additional Energy scheduled by El Paso at the Four Corners 345 KV or San Juan 345 KV switchyards pursuant to Section 6.1 shall be reduced by $1.50/MWH.
7.2    Should Block Energy schedules be interrupted or curtailed by New Mexico pursuant to Sections 4.1.1 and 4.1.3, Block Energy rates of delivery shall be reduced according to the following priority: first, the highest-priced 25 MW; second, the median-priced 25 MW; and third, the lowest-priced 25 MW.
7.3    Should Block Energy schedules be interrupted or curtailed by El Paso pursuant to Section 4.2 hereunder, Block Energy rates of delivery shall be reduced according to the following priority: first, the lowest‑priced 25 MW; second, the median-priced 25 MW; and third, the highest- priced 25 MW.
7.4    Should Block Energy schedules be interrupted or curtailed by New Mexico during any hour pursuant to Section 4.1.2 hereof, El Paso shall have the right to curtail all, or any part, of the remaining Block Energy schedules during such hour; provided, however, that any continuing Block Energy schedules shall be priced at $26.00/MWH during Peak Hours and at $20.00/MWH during any hour other than a Peak Hour.

Execution Copy
March 1, 1984

7.5    The prices specified in this Service Schedule H shall not be subject to change during the term of this Service Schedule H, absent subsequent written agreement of the parties hereto.
7.6 The monthly billings and payments shall be addressed as follows:

7.6.1	El Paso Electric Company
Post Office Box 982
El Paso, Texas 79960
Attention: General Accounting Department

7.6.2	Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158
Attention: Cash Management

Execution Copy
March 1, 1984

SECTION 8
OTHER PROVISIONS
Other terms and conditions of this Service Schedule H, as applicable, shall be as set forth in the Interconnection Agreement of July 19, 1966, as amended between the parties.
IN WITNESS WHEREOF, the parties have caused this Service Schedule H to be executed by their duly authorized officers as of the day and year first herein written.

EL PASO ELECTRIC COMPANY

BY     /s/ [ILLEGIBLE]
Vice President

PUBLIC SERVICE COMPANY OF NEW MEXICO

BY     /s/ [ILLEGIBLE]
Senior Vice President

Execution Copy
March 1, 1984

SERVICE SCHEDULE I
TRANSMISSION SERVICE FOR EPE

TO THE
INTERCONNECTION AGREEMENT
BETWEEN

PUBLIC SERVICE COMPANY OF NEW MEXICO

AND

EL PASO ELECTRIC COMPANY

1.0    Parties:

This Service Schedule I (Service Schedule I) is entered into as part of the Interconnection Agreement between El Paso Electric Company (EPE) and Public Service Company of New Mexico (PNM) dated July 19, 1966, as amended (EPE/PNM Interconnection Agreement) . EPE and PNM are sometimes referred to individually as "Party" and collectively as "Parties."

2.0    Purpose:

The purpose of this Service Schedule I is to provide the terms and conditions under which PNM agrees to reserve and provide firm transmission capacity in the PNM transmission system for EPE along with interruptible transmission service.

3.0 Recitals:

3.1
As a result of negotiations that have been ongoing with respect to the operation of the northern New Mexico (NNM) and southern New Mexico (SNM) transmission systems, EPE and PNM have developed and are signatories to the following agreements:

3.1.1	Phase Shifter Support Principles dated February 22, 1994 (Support Principles);

3.1.2	Resolution of Remaining Merger Issues Letter Agreement dated January 17, 1995 (Merger Issues Letter) supplemented and extended by an April 18, 1995 letter;

3.1.3	Interim Agreement #2 dated May 5, 1995;

3.1.4	EPE/PNM Operating Procedure #10, Incremental Energy Cost, dated May 5, 1995 and subsequently suspended by letter agreement with an effective date of August 3, 1995;

3.1.5	Amendment No. 2 to the West Mesa Reactor Switch Agreement dated May 5, 1995;

3.1.6	Letter Agreement between EPE and PNM dated May 5, 1995 which memorializes PNM's recognition of the Interconnection Agreement between EPE and Tucson Electric Power Company;

3.1.7	Contingent Capacity Bank Settlement Letter Agreement dated November 21, 1994; and,

3.18.8	Contingent Contract Demand Letter Agreement

dated November 21, 1994.

3.2
EPE, PNM and third parties have also developed and are signatories to the following other agreements, related in part to the development of a common understanding of the operation of the NNM and SNM transmission systems:

3.2.1	Airport Substation Letter Agreement among PNM, EPE and Texas-New Mexico Power Company (TNP), dated November 21, 1994;

3.2.2	Pre-PST Transmission System Operating Procedure between PNM, EPE, TNP and Plains·Electric Generation and Transmission Cooperative, Inc. (Plains) with an effective date of May 8, 1995;

3.2.3	Amendment No. 5 to the SWNMT Participation Agreement among EPE, PNM and TNP, dated November 21, 1994 (SWNMT Amendment No. 5);

3.2.4	A letter agreement between PNM and TNP dated November 21, 1994 regarding suspension of Schedule G to the PNM-TNP Interconnection Agreement; and,

3.2.5	Long Term Firm Transmission Service Agreement between EPE and Plains dated September 21, 1994 (EPE/Plains Agreement).

3.3	Execution of the agreements set forth in Sections 3.1 and 3.2 enables PNM and EPE to enter into this Service Schedule I in conjunction with the following other agreements:

3.3.1	The Post-PST New Mexico Transmission System

Operating Procedure (Post-PST Operating Procedure) which provides the basis for the operation of the SNM and NNM transmission systems under normal and outage conditions; and,

3.3.2
The Operating Agent Transfer Letter Agreement (Transfer Letter Agreement) among PNM, TNP and EPE to recognize the PNM transfer to EPE of operating agent status of all 345 KV SWNMT project facilities including the Hidalgo and Luna substations (SWNMT Project Facilities).

3.4
Execution of this Service Schedule I, the Post-PST Operating Procedure and the Transfer Letter Agreement fulfills the obligations set forth and agreed to by the Parties in Interim Agreement #2 and provides the basis under which PNM will agree to transfer to EPE operating agent status of the SWNMT Project Facilities.

4.    Effective Date and Termination:

4.1
This Service Schedule I shall become effective on September 1, 1995, the in-service date of EPE's phase shifting transformer (PST), hereinafter referred to as the "Effective Date", subject to acceptance for filing by the Federal Energy Regulatory Commission (FERC).

4.2
This Service Schedule I shall remain in effect until the earlier of May 1, 1998, or the in-service date of the least cost system addition distinct from PNM's Ojo Line Extension (OLE) project (or its replacement), as contemplated by PNM and EPE in Paragraph 5 of the Support Principles, and shall continue in effect from year to year thereafter until terminated by either EPE or PNM giving one year's prior written notice to the other.

5.0    Services to be Provided:

5.1
Beginning on the Effective Date, PNM shall provide, and EPE shall purchase, 20 MW of firm point to point transmission service at PNM's firm transmission rate. PNM shall take receipt of EPE power at the Four Corners Generating Station (Four Corners) and deliver such power to EPE at the 345 KV bus of PNM's West Mesa switching station (West Mesa).

5.2
In the event that EPE's PST is either unavailable or by-passed, PNM shall provide, if ·available, and at PNM's sole discretion, interruptible transmission service upon request by EPE in accordance with the following:

5.2.1
PNM shall notify EPE of any amounts of interruptible transmission service required and EPE shall have the option of either lowering SNM imports to 750 MW or scheduling and paying for thirty percent (30%) of the difference between 750 MW and actual imports into SNM.

5.3	Except as otherwise provided in Section 5.2, PNM shall provide, if available, and at PNM's sole discretion, interruptible transmission service to EPE upon request.

6.0    Payment for Service

6.1	The initial rate for firm transmission service provided pursuant to Section 5.1 shall be PNM's firm transmission rate as currently accepted for filing by the FERC. That rate is currently $3.00/KW-MO.

6.2
The initial rate for interruptible transmission service provided pursuant to Sections 5.2 and 5.3 shall be PNM's non-firm transmission rate as currently accepted for filing by the FERC. That rate is currently $3.00/MWH.

6.3
The Parties acknowledge that PNM's existing transmission rates set forth in Sections 6.1 and 6.2 have been challenged at the FERC pursuant to Section 206 of the Federal Power Act. If the FERC directs a change in PNM's filed transmission rates, the Parties agree to conform to these rates as of the effective date of FERC's final order to PNM.

6.4
Nothing contained in this Service Schedule I shall be construed as affecting in any way the right of the Party furnishing service to unilaterally make application to the FERC for a change in rates, charges, classifications of service or in any rule, regulation, or contract relating hereto under Section 205 of the Federal Power Act and pursuant to the FERC's Rules and Regulations promulgated thereunder. Nor shall anything contained herein be construed as affecting in any way the right of the receiving Party to seek a modification of such rates or other terms under Section 206 of the Federal Power Act and pursuant to the FERC's Rules and Regulations promulgated thereunder.

7.0 Transmission Losses

PNM and EPE shall, in conjunction with this Service Schedule I, execute and maintain in full force and effect Operating Procedure 9. Such Operating Procedure 9 shall establish the loss percentages for transmission service provided by PNM to EPE and EPE to PNM and the method for scheduling the return of such transmission losses and updating loss percentages from time to time.

8.0 Miscellaneous Provisions

8.1
Upon the Effective Date of this Service Schedule I, the Post-PST Operating Procedures and Transfer Letter Agreement, and in recognition of the execution of the contractual agreements set forth in Sections 3.1 and 3.2 , the Parties agree that the following agreements are to be terminated and shall be of no further force or effect:

8.1.1    Interim Agreement #2;

8.1.2	Service Schedule G to the EPE/PNM Interconnection Agreement;

8.1.3	Amendment to Service Schedule G, dated November 15, 1993;

8.1.4	The Support Principles; and,

8.1.5	The Merger Issues Letter.

8.2
PNM shall make the appropriate filing of this Service Schedule I with the FERC and shall at the same time file notices of termination of Interim Agreement #2, Service Schedule G to the PNM/EPE Interconnection Agreement (as amended), the Support Principles and the Merger Issues Letter. EPE shall file a certificate of concurrence in such filing.

8.3
PNM and EPE shall use their best efforts to exchange all data between their respective power operations departments required to effectively implement the operation and control of the NNM and SNM transmission systems.

8.3.1	This shall include but not be limited to upgrades to the existing data exchange equipment or installation or upgrades to the communication facilities between the Parties.

8.3.2	Any such upgrades to either the data exchange equipment or communication facilities shall be accomplished under separate contractual arrangements.

8.4
Other terms and conditions of this Service Schedule I shall be as set forth in the PNM/EPE Interconnection Agreement; provided, however, in the event of a conflict between this Service Schedule I and the PNM/EPE Interconnection Agreement, this Service Schedule I shall govern.

8.5
In the event this Service Schedule I shall be terminated, the obligations of the Parties with respect to payment for transmission service received prior to the termination date shall continue until all payments due under this Service Schedule I have been satisfied.

9.0 Signature Clause:

The signatories hereto represent that they have been appropriately authorized to enter into this Service Schedule I on behalf of the Party for whom they sign. This Service Schedule I is hereby executed as of the 8th day of September, 1995.

EL PASO ELECTRIC COMPANY

BY	/s/ [ILLEGIBLE]
Its:	Vice President
Power Supply

PUBLIC SERVICE COMPANY OF NEW MEXICO

BY	/s/ [ILLEGIBLE]
Its:	Senior Vice President
Bulk Power Business Unit

AMENDMENT NUMBER ONE TO
SERVICE SCHEDULE I
TO THE INTERCONNECTION AGREEMENT BETWEEN
PUBLIC SERVICE COMPANY OF NEW MEXICO
AND
EL PASO ELECTRIC COMPANY
1.0    Parties

This Amendment Number One ("Amendment 1") to Service Schedule I is entered into as part of the Interconnection Agreement between El Paso Electric Company ("EPE") and Public Service Company of New Mexico ("PNM"), dated July 19, 1966, as amended. EPE and PNM are sometimes referred to individually as "Party" and collectively as "Parties".

2.0    Purpose

The purpose of this Amendment 1 is to implement the terms of the Stipulation and Agreement dated December 17th, 1996 (Stipulation) by providing for a modification in the rate for the firm transmission capacity in the PNM transmission system under Service Schedule I, a rate modification for the interruptible transmission service provided under Service Schedule I, and provide for the collection of certain taxes.

3.0 Term

Such Amendment 1 shall be effective as of December 1, 1996 provided that the Commission grants the Joint Motion to Permit Interim Implementation of Rate Schedules and Collection of Settlement Rates filed on December 17th, 1996 and subject to the Commission approval of the Stipulation and shall extend through the term of Service Schedule I, unless superseded or modified in accordance with Service Schedule I; Provided, however, in the event that the Stipulation does not become effective in accordance with Article 12 of the Stipulation, then Amendment Number Two filed by PNM in the July 15, 1996 Compliance filing, Docket No. ER96-1462-000 shall become effective the first day of the second month following the date of such Commission rejection, subject to modification to reflect the outcome of that proceeding.

4.0     Rate Modification

Section 6.1 of Service Schedule I is hereby amended to read in its entirety as follows:

"(6.1)	The rate for firm transmission service provided pursuant to Section 5.1 shall be two dollars and seven cents per kilowatt month ($2.07/kW-month), which shall be subject to adjustment pursuant to Section 6.4 of Service Schedule I. Each month's bill for transmission service hereunder shall be calculated as $2.07/kW‑month times the amount of transmission capacity reserved for EPE (20MW)."

Section 6.2 of Service Schedule I is hereby amended to read in its entirety as follows:

"(6.2)
The rate for interruptible transmission service provided pursuant to Sections 5.2 and 5.3 shall be $2.84/MWH which shall be subject to adjustment pursuant to Section 6.4 of Service Schedule I. Each month's bill for transmission service hereunder shall be calculated as $2.84/MWH times the amount of energy transmitted for EPE by PNM, as measured in MWH's."

5.0     Transmission Service

Section 5.2.1 shall be deleted in its entirety and replaced with the following:

"5.2.1
PNM shall notify EPE of any amounts of interruptible transmission service required and EPE shall have the option of either lowering SNM imports to 785 MW or scheduling and paying for thirty percent (30%) of the difference between 785 MW and actual imports into SNM."

6.0     New Mexico Gross Receipts Tax

Section 8.6 shall be added to Service Schedule I and reads in its entirety as follows:

"(8.6)
Billings under this Amended Service Schedule I shall be increased by an amount equal to the sum of the taxes payable under the New Mexico Gross Receipts and Compensating Tax Act, New Mexico Supervision and Inspection Fee (one-half of one percent of its gross receipts transacted in New Mexico) and all other new taxes fees, and charges (exclusive of all ad valorem, state and federal income taxes) payable and levied or assessed by any State taxing authority based upon revenues received from the service rendered. Nothing, herein shall prevent EPE from opposing any State taxing authority's determination that revenue related taxes are applicable to services provided under Service Schedule I."

7.0     Other Provisions

(a)	Except for the change in Sections 6.1, 6.2, and 8.6, reflected herein, all other terms and conditions of Service Schedule I shall remain in full force and effect.

(b)	The signatories hereto represent that they have been appropriately authorized to enter into Amendment 1 on behalf of the Party for whom they sign.

Amendment 1 is hereby executed as of the 31st day of December, 1996.

EL PASO ELECTRIC COMPANY		PUBLIC SERVICE COMPANY OF NEW MEXICO

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Its:	Vice President, Power	Its:	Sr. Vice President,
	Generation		Bulk Power Services

AMENDMENT NUMBER ONE TO
THE INTERCONNECTION AGREEMENT BETWEEN
EL PASO ELECTRIC COMPANY AND PUBLIC SERVICE
COMPANY OF NEW MEXICO, July 19, 1966;
AND TO SERVICE SCHEDULE A AND SERVICE SCHEDULE B
OF THAT AGREEMENT

This Agreement is made the 5th day of April 1977, and between Public Service Company of New Mexico, a New Mexico corporation, (hereinafter called "PNM") and El Paso Electric Company, a Texas corporation, (hereinafter called "El Paso"). PNM and El Paso are sometimes hereinafter referred to collectively as the "Parties."

WITHNESSETH:

WHEREAS, PNM and El Paso heretofore entered into an Interconnection Agreement dated July 19, 1966; and

WHEREAS, attached to said Interconnection Agreement is Service Schedule A, entitled "Transmission Service and Contingent Capacity Exchange," dated July 19, 1966; and

WHEREAS, attached to said Interconnection Agreement is Service Schedule B, entitled "Energy Interchange and Spinning Reserve Interchange," dated July 19, 1966.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein,

IT IS AGREED that the Agreement between the Parties dated July 19, 1966, is amended and supplemented to the extent set forth herein.

Section A
AMENDMENT TO GENERAL PROVISIONS

Section 8 of the Interconnection Agreement of July 19, 1966 is amended by deleting Section 8.5 and substituting Section 8.5, therefore.

8.5    Regulatory Authorities - Nothing contained herein shall be construed as ·affecting in any way the right of the Party furnishing service under this rate schedule to unilaterally make application to the Federal Power Commission for a change in rates, charges, classification, or service, or any rule, charges, or contract relating thereto, under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder.

Section B
AMENDMENTS TO SERVICE SCHEDULE A

Section 5 of Service Schedule A to the Interconnection Agreement of July 19, 1966 is amended by deleting Sections A5.3 and A5.5 and substituting Sections A5.3 and A5.5, therefore.

A5.3    Units Upon Which Capacity is Contingent - The particular units referred to in paragraph A5.2 and the contingent capacity to be supplied from each such unit shall, unless otherwise agreed upon by the Parties, be as follows:

One-fourth of the Contingent Contract Demand from Unit No. 7 of El Paso's Rio Grande Generating Station and three-fourths of the Contingent Contract Demand from Unit No. 8 of El Paso's Rio Grande Generating Station; provided, however, that it is the intent of the Parties that the Contingent Contract Demand shall be supplied from generating units normally operated by El Paso in the conduct of its own day-to-day operations and the units named herein for contingent capacity shall be subject to change to newer generating units by mutual agreement of the Parties as additional generating capacity is added to El Paso's resources.

A5.5    Energy Rate for Contingent Capacity - For energy supplied in connection with contingent capacity deliveries, El Paso will charge and New Mexico will pay on a monthly basis:

(i)
an amount equal to the kilowatt-hours supplied multiplied by one hundred percent (100%) of El Paso's base cost, as defined in paragraph B5.5 of Service Schedule B, on Units 7 and 8 of its Rio Grande Generating Station or such other units as may be agreed upon by the Parties; plus,

(ii)	an amount equal to the kilowatt-hours supplied multiplied by one-half (½) mill per kilowatt-hour.

Section C
AMENDMENT TO SERVICE SCHEDULE B

Section 5 of Service Schedule B to the Interconnection Agreement of July 19, 1966 is amended by deleting Sections B5.5 and B5.12 and substituting Sections B5.5 and B5.12, therefore.

B5.5    "Base Cost" as applied specifically to energy from thermal generating stations, in terms of net output at high voltage station buses, means the sum of

(i)	incremental fuel cost of the station or unit from which energy is obtained, such incremental cost being estimated over the applicable range of variation in output, plus

(ii)	additional cost, if any be incurred, of starting up a station or unit specifically for supply of energy interchange, plus

(iii)
an allowance for other incremental costs, including incremental accrued maintenance and any·other elements of incremental costs. Until and unless the Operating Committee shall establish different values brought about by escalation or unforeseen factors, the normal allowance for such other incremental costs at steam generating stations shall be·as follows:

Generating Unit	Other Incremental Costs Mills Per Kilowatt-Hour

Rio Grande Unit #7	.30
Rio Grande Unit #8	.30

Other Units	Gas & Oil	Coal

Units over 1350 psig	0.27	0.36
750 to 1350 psig	0.45	-
Under 750 psig	1.17	-

B5.12    "Ceiling value" as applied to energy interchange received means a maximum value which shall be used instead of base value in cases where base value is not determined. Until and unless the Operating Committee shall establish a different value, ceiling value shall be one- hundred thirty percent (130%) of supplier's base cost.

Section D

This Amendment amends and supplements the Interconnection Agreement between the Parties of July 19, 1966 and Service Schedule A and Service Schedule B thereof, and which Agreement is by reference made a part hereof unless specifically modified or supplemented herein.

IN WITNESS WHEREOF, the Parties have caused this Amendment Number One to be executed the day and year first above written.

ATTEST:	EL PASO ELECTRIC COMPANY

/s/ [ILLEGIBLE]	BY	/s/ [ILLEGIBLE]
Secretary		Sr. Vice President

ATTEST:	PUBLIC SERVICE COMPANY OF NEW MEXICO

/s/ [ILLEGIBLE]	BY	/s/ [ILLEGIBLE]
Secretary		Vice President

ATTACHMENT #3

EPE/PNM
OPERATING PROCEDURE NO. 5

March 9, 1979

PNM CAPACITY ENTITLEMENT ASSOCIATED
WITH CONTINGENT CAPACITY

Public Service Company's hourly capacity entitlement is three (3) times the hourly contingent schedule up to a maximum of the agreed upon contingent capacity.

APPROVED BY:
EL PASO ELECTRIC COMPANY

/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]

APPROVED BY:
PUBLIC SERVICE COMPANY OF NEW MEXICO

/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]

EL PASO ELECTRIC COMPANY - PUBLIC SERVICE COMPANY OF NEW MEXICO

OPERATING PROCEDURE NO. 8

October 24. 1978

SUBJECT:	LEAD TIME REQUIRED AND MINIMUM COMMITMENT TO CALL ON CONTINGENT CAPACITY

Public Service Company of New Mexico (PNM) will provide at least two hours advanced notice to El Paso Electric Company (EPE) when contingent capacity is required. If the capacity is available with less than the minimum notice it may be scheduled as agreed by the operators.

Consistent with standard operating practices, a ten minute ramp time will be used.

The minimum commitment for contingent capacity will be six hours, unless otherwise mutually agreed between the operators.

APPROVED BY:	APPROVED BY:

EL PASO ELECTRIC COMPANY	PUBLIC SERVICE COMPANY OF NEW MEXICO

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

AMENDMENT ONE
TO
OPERATING PROCEDURE 9
BETWEEN
PUBLIC SERVICE COMPANY OF NEW MEXICO
AND
EL PASO ELECTRIC COMPANY

1.0    Parties

This Amendment One (Amendment 1) to PNM/EPE Operating Procedure 9 is entered into between El Paso Electric Company (EPE) and Public Service Company of New Mexico (PNM). EPE and PNM are sometimes referred to individually as "Party" and collectively as "Parties".

2.0    Purpose

The purpose of Amendment 1 is to change the transmission loss factor for both firm and interruptible transmission service.

3.0    Term

Such Amendment 1 shall be effective as of December 1, 1996 provided that the Commission grants the Joint Motion to Permit Interim Implementation of Rate Schedules and Collection of Settlement Rates filed on December _17_, 1996 and subject to the Commission approval of the Stipulation and Agreement dated December _17_, 1996 (Stipulation) and shall extend through the term of Operating Procedure 9, unless superseded or modified in accordance with Operating Procedure 9; Provided, however, in the event the Commission rejects the Stipulation or approves it with conditions or modifications that are unacceptable that are not cured, the Operating Procedure 9 filed by PNM in the Docket No. ER96‑1462-000 shall become effective the first day of the second month following the date of such Commission rejection, subject to modification to reflect the outcome of that proceeding.

4.0     Transmission Losses

Section Al., Firm Losses Owed to PNM by EPE for Four Corners to West Mesa Deliveries, is amended to read in its entirety as follows:

1.    Four Corners to West Mesa

For firm deliveries to EPE at PNM's West Mesa Switching Station (West Mesa) each hour's firm losses shall be calculated as 3.0% of hourly West Mesa metered kilowatt hours delivered toward EPE on the West Mesa/Arroyo 345kV transmission line facility less:

i.	PNM's hourly scheduled amounts delivered directly to EPE at West Mesa;

ii.
PNM's hourly scheduled transmission service use under Service Schedule A calculated as any use of PNM's wheeling rights available under Service Schedule A (up to 25MW for any one hour) reduced by any PNM use of Contingent Capacity available under Service Schedule A delivered to West Mesa. Provided, however, at no time shall PNM's hourly net schedule be less than zero;

iii.	Third party hourly scheduled deliveries to EPE at West Mesa (e.g. Western to Holloman, Plains to EPE, APS to TNP, COF to TNP) and,

iv.	Hourly interruptible schedules from Four Corners to EPE at West Mesa over PNM's system.

Section C.3 is amended to read in its entirety as follows:

3.	For hourly schedules from Four Corners to West Mesa over PNM's system, PNM shall be compensated for transmission losses calculated as 3% of the hourly schedule.

5.0     Other Provision's

(a)	Except for the changes to Sections A1. and C3. reflected herein, all other terms and conditions of Operating Procedure 9 shall remain in full force and effect.

(b)	The Signatories hereto represent that they have been appropriately authorized to enter into Amendment 1 on behalf of the Party for whom they sign.

Amendment 1 is hereby executed as of this 18th day of December       , 1996.

EL PASO ELECTRIC COMPANY		PUBLIC SERVICE COMPANY OF NEW MEXICO

By:	/s/ [ILLEGIBLE]	By:	/s/ [ILLEGIBLE]
Its:	Assistant Vice President	Its:

El Paso Electric Company - Public Service Company of New Mexico

Operating Procedure No. 10

El Paso Electric Company ("EPE") and Public Service Company of New Mexico ("PNM") agree that this Operating Procedure No. 10 shall supercede and replace Operating Procedure No. 5 (PNM CAPACITY ENTITLEMENT ASSOCIATED WITH CONTINGENT CAPACITY) and Operating Procedure No. 8 (LEAD TIME REQUIRED AND MINIMUM COMMITMENT TO CALL ON CONTINGENT CAPACITY) and that Operating Procedures No. 5 and 8 shall no longer be in force or effect.

SUBJECT:    PNM'S USE AND SCHEDULING OF CONTINGENT CAPACITY

Section 1.    Scheduling of Contingent Capacity Energy

A.    Public Service Company of New Mexico (PNM) will provide El Paso Electric Company (EPE) its best estimate of pre-schedules for the Contingent Capacity in accordance with the convention for submitting daily data as stated in the Southwest Reserve Sharing Group (SRSG) Operating Procedure No. 2, Section 4.1, as may be amended from time to time. These pre-schedules shall include estimated energy required and points of delivery for each hour. Hourly fluctuations in the pre-schedule shall be limited to the amount of Contingent Capacity allocated from each unit and each Contingent Capacity unit's ramp-rate over 20 minute period.

B.    Real-time changes to the pre-schedules will be allowed when such changes are within a 20% bandwidth of the pre-scheduled amount or a two-hour notice is given. Changes that are within a 20% bandwidth are to be communicated to EPE's merchant function 45 minutes prior to the hour in which the requested change is to become effective. Changes to the pre-schedule that fall outside of the 20% bandwidth are to be made at least one hour and 45 minutes prior to the hour in which the change is be effective. During emergency conditions, PNM can call upon their portion of spinning reserves as described in Section 2 below.

C.    If EPE does not require the operation of a Contingent Capacity unit for its own purposes, and PNM requires Contingent capacity from that unit(s), PNM shall schedule at least the minimum operating output of that unit(s), up to its Contingent Capacity allocation of that unit(s), as Contingent Capacity. Necessary time for start up will be allowed and unless otherwise agreed to by EPE's merchant function PNM will schedule at least the minimum amount, up to its Contingent Capacity allocation of the unit(s), for a minimum of 6 hours. Under such conditions, PNM shall be responsible for all start up costs.

The minimum operating output of the Contingent Capacity units shall be as determined from time to time by EPE's merchant function.

Section 2.	Contingent Capacity Used For Spinning Reserves

A.    PNM may use the unloaded portion of each Contingent Capacity unit as spinning reserves up to the lessor of:

1.    EPE shall provide as the sum of Contingent Capacity energy and spinning reserve up to three (3) times the hourly contingent schedule, up to the maximum of the agreed upon Contingent Capacity.

1

For example, if PNM is scheduling 20 MW of Contingent Capacity in the operating hour, PNM has a total entitlement of 60 MW (3 x 20 MW) in that operating hour: 20 MW of Contingent Capacity energy and 40 MW of spinning reserves, or;

2.    PNM's right to spinning reserves will be based on each Contingent Capacity unit's ramp-rate over a 10-minute period, bounded by PNM's allocation from each unit.

For example, if PNM's Contingent Capacity is 70 MW, the allocation will be 18 MW from Rio Grande 7 (25%) and 52 MW Rio Grande 8 (75%). If PNM's schedule is 20 MW (5 MW from RG7; 15 MW from RG8) and the ramp rate for RG7 and RG8 are both 2.0, the total amount of spinning reserve available over a 10 minute period is 40 MW (20 MW from each unit). However, PNM's allocation from RG7 is bound by its entitlement of 18 MW from RG7. Therefore, PNM's spinning reserve under this scenario would be 33 MW. This example can be broken down as follows:

PNM's unscheduled Contingent Capacity from each unit is:

RG7: 18 MW Entitlement - 5 MW Schedule = 13 MW
RG8: 52 MW Entitlement - 15 MW Schedule = 37 MW.

The available amount of Contingent Capacity from each unit based on ramp-rates is:

RG7: 2.0 MW/minx 10 minutes= 20 MW
RG8: 2.0 MW/minx 10 minutes= 20 MW.

Therefore, PNM's spinning reserve under this scenario would be 13 MW from RG7 and 20 MW from RG8, for a total of 33 MW.

Accepted and Agreed to:	Accepted and Agreed to:
El Paso Electric Company	Public Service Company of New Mexico

By:	By

Title:	Title:

Date:	Date:

2